Exhibit 10.1

SUB-PERMIT AND LEASE AGREEMENT

DATED AS OF MAY 26, 2006

BY AND BETWEEN

R&H US CANADIAN CYPRESS LIMITED

in its capacity as trustee of the

CYPRESS JERSEY TRUST

AS LANDLORD,

AND

CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP

AS TENANT

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7.	LIENS		56

8.	PERMITTED CONTESTS		56
	8.1.	Right to Contest	56
	8.2.	Residence of Landlord	57

9.	INSURANCE.		59
	9.1.	Insurance Coverages	59
	9.2.	General Insurance Provisions.	61
	9.3.	Costs and Expenses.	64
	9.4.	Waiver of Subrogation	64
	9.5.	Indemnification of Landlord	64
	9.6.	Landlord Advance	65

10.	DAMAGE, REPAIR AND EXPROPRIATION		65
	10.1.	Partial Destruction	65
	10.2.	Major Destruction	67
	10.3.	Reinstatement	67
	10.4.	Expropriation.	68
	10.5.	Secured Loan Documents	69

11.	SECURITY.		69
	11.1.	Security.	69
	11.2.	Subordination and Attornment	69
	11.3.	Compliance with Cypress Permit	73
	11.4.	Liens; Credit	73
	11.5.	Amendments Requested by Secured Party	73
	11.6.	Blocked Account Arrangements	73
	11.7.	Direction re: Payment of Secured Loan and other Financial Indebtedness	74

12.	DEFAULTS AND REMEDIES		74
	12.1.	Events of Default	74
	12.2.	Remedies	77
	12.3.	Tenant’s Continuing Operation	79
	12.4.	Application of Funds	79
	12.5.	Landlord’s Right to Cure Tenant’s Default	80

13.	HOLDING OVER		80

14.	TRANSFERS BY LANDLORD OR SECURED PARTY		81

15.	SUBLETTING AND ASSIGNMENT		82
	15.1.	Restriction on Mortgaging, Subletting and Assignment.	82
	15.2.	Transfer Limitation	85

16.	TENANT CERTIFICATES AND FINANCIAL STATEMENTS		86

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	16.1.	Tenant Certificates	86
	16.2.	Accounting, Distributions and Annual Reconciliation.	87
	16.3.	Books and Records	87
	16.4.	Annual Business Plan	88
	16.5.	Update Meetings	88
	16.6.	Approvals.	88
	16.7.	Sarbanes-Oxley	89

17.	LANDLORD’S RIGHT TO INSPECT		90

18.	BUYBACK OPTION		90

19.	MISCELLANEOUS.		90
	19.1.	Limitation on Payment of Rent	90
	19.2.	No Waiver	91
	19.3.	Remedies Cumulative	91
	19.4.	Severability	91
	19.5.	Acceptance of Surrender	92
	19.6.	No Merger of Title	92
	19.7.	Quiet Enjoyment	92
	19.8.	Dispute Resolution	93
	19.9.	No Recordation	94
	19.10.	Notices.	94
	19.11.	Construction	96
	19.12.	Limited Recourse	97
	19.13.	Counterparts; Headings	98
	19.14.	Entire Agreement	98
	19.15.	Applicable Law, Etc	98
	19.16.	Right to Make Agreement	99
	19.17.	Indemnity of Tenant’s Performance	99
	19.18.	Time	99
	19.19.	Exculpation of Trustee	100

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SUB-PERMIT AND LEASE AGREEMENT

(WITH BUY BACK OPTION)

THIS SUB-PERMIT AND LEASE AGREEMENT (the “Lease”) is entered into as of this 18th day of May, 2006, by and between R&H US CANADIAN CYPRESS LIMITED a company incorporated pursuant to the laws of the Island of Jersey, solely in its capacity as trustee of CYPRESS JERSEY TRUST, a trust settled pursuant to the laws of the Island of Jersey, (the “Landlord”), and CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP, a British Columbia limited partnership (the “Tenant”).

RECITALS:

A. Landlord is the “Permittee” under the Cypress Permit (as defined herein) of certain portions of the Cypress Provincial Park currently being operated as the Cypress Mountain ski area.

B. With the consent of the Minister as defined in and contemplated by the Cypress Permit, the Landlord wishes to appoint Tenant as its sub-permittee under the Cypress Permit to carry out the obligations of the Permittee thereunder and to grant a sub-permit to Tenant of the Landlord’s rights under the Cypress Permit together with a lease of the Improvements (as defined herein), all subject to and upon the terms and conditions set forth herein.

C. CNL Personal Property TRS ULC, a Nova Scotia unlimited liability company and an affiliate of Landlord (“CNL TRS”) is the owner of the equipment, furniture, furnishings, inventory and other personal property used and useable in connection with the Tenant’s operations in Cypress Provincial Park, which personal property is leased to Tenant pursuant to a Personal Property Lease Agreement of even date herewith (the “Personal Property Lease”).

D. Tenant’s parent company, Boyne USA, Inc. has been granted the right and option to buy back from Landlord the Cypress Permit and Improvements, together with the right and option to buy back from CNL TRS the related personal property, pursuant to a Buyback Option Agreement dated December 22, 2005 entered into by and among inter alia, CNL Income Partners, LP (an affiliate of Landlord and of CNL TRS) and Boyne USA, Inc.

AGREEMENT:

In consideration of the Rent payable by Tenant hereunder and the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. DEFINITIONS

1.1. Definitions. For all purposes of this Lease, except as otherwise expressly provided or unless the context otherwise requires, (a) the terms defined in this Article shall have the meanings ascribed to them in this Article and include the plural as well as the singular, (b) all accounting terms not otherwise defined herein shall have the meanings ascribed to them in accordance with GAAP, (c) all references in this Lease to designated “Articles,” “Sections” and other subdivisions of this Lease and “Exhibits” are to the designated Articles, Sections, other subdivisions of this Lease and Exhibits and (iv) the words “herein”, “hereof” “hereunder” and other words of similar import refer to this Lease as a whole and not to any particular Article, Section or other subdivision.

“Accounting Period” shall mean each calendar month during the Term, or part thereof where the Term commences on a date other than the first day of a calendar month or ends on the last day of a calendar month, unless otherwise agreed by both parties.

“Accounting Period Statement” shall have the meaning given such term in Section 16.2.

“Additional Charges” shall have the meaning given such term in Section 3.3.

“Additional Minimum Rent” shall mean with respect to any Fiscal Year an amount equal to the aggregate of Additional Minimum Rent applicable to each Landlord Expenditure hereafter made by Landlord. For each Landlord Expenditure hereafter made by Landlord, Additional Minimum Rent shall be paid by Tenant for each Fiscal Year in an amount equal to the product of: (a) the Subsequently Agreed Lease Rate applicable to such additional Landlord Expenditure and (b) the amount of such Landlord Expenditure. Landlord shall notify Tenant in writing as to the Additional Minimum Rent amount, and the calculation thereof, at the time of each Landlord Expenditure.

“Affiliates” shall have the meaning given such term in Section 1.2.

“Annual Business Plan” shall mean the annual business plan delivered by Tenant to Landlord pursuant to, and in accordance with, Section 16.4.

“Applicable Laws” shall mean all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including Environmental Laws.

“Asset Purchase Agreement” shall mean that Asset Purchase Agreement entered into by and between Tenant and Gatlinburg Skylift, LLC, as sellers, and CNL Income Partners, LP, as purchaser, dated, December 22, 2005 as said agreement was assigned by CNL Income Partners, LP, as to the Skylift Assets (as defined therein) to CNL Gatlinburg Partnership, LP and as to the Cypress Assets (as defined therein) to the Landlord and CNL TRS, as same may be amended, extended, supplemented, replaced and renewed from time to time.

“Award” shall mean all compensation, sums or other consideration, benefit or value awarded, paid to or to the order of or for the benefit of Landlord in respect of total or partial

Expropriation of the Landlord’s rights as to any portion of the Cypress Premises (after deduction of all reasonable legal fees and other reasonable costs and expenses of Landlord, including, without limitation, expert witness fees, incurred by Landlord, in connection with obtaining any such award).

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the Province are authorized by law or executive action to close.

“Buyback Option” means the Buyback Option Agreement, dated December 22, 2005, executed by CNL Gatlinburg Partnership, LP, CNL Income Partners, LP and Boyne USA, Inc., a copy of which is attached hereto as Schedule 1.1A and which, with respect to the Leased Property and the Personal Property have been assumed by Landlord and by CNL TRS pursuant to an “Assumption of Buyback Option Obligation” of even date herewith.

“Capital Expenditure” shall mean the expenditures and capital lease payments approved by Landlord in accordance with the requirements of this Lease and necessary for alterations, improvements, renewals, replacements, and additions to the Improvements which are classified as “capital expenditures” under GAAP.

“Capital Renewals Reserve” shall have the meaning given such term in Section 5.2.A.

“Capital Reserve Budget” shall have the meaning given such term in Section 5.2.C.

“Claims” shall have the meaning given such term in Article 8.

“Closing” shall mean the closing of the purchase by Landlord and sale by Tenant of the Cypress Permit and Improvements, and the purchase by CNL TRS and the sale by Tenant of the Personal Property related thereto as contemplated by the Asset Purchase Agreement, including the execution and delivery of this Lease by the Landlord and the Tenant and all agreements to be entered into on the Commencement Date.

“CNL TRS” has the meaning given to it in Recital D to this Lease and shall include successors and assigns thereof in accordance with the Personal Property Lease.

“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time, when reference is made to US Code, and the Income Tax Act (Canada) whenever reference is made to Canadian tax laws.

“Commencement Date” shall mean May 26, 2006, being the same date as the date of Closing under the Asset Purchase Agreement.

“Contracts” shall mean all maintenance, service and supply contracts, and all other similar agreements for goods or services in connection with the Cypress Premises or the Leased Property other than the Licenses and Permits.

“Control” and “Controlled” shall mean, in respect of any Person, (i) the right to exercise, directly or indirectly, a majority of the votes which may be voted at a meeting of (A) the shareholders of such Person, in the case of a corporation, (B) the shareholders of the general partner of such Person, in the case of a limited partnership or (C) the equity holders or other voting participants in the case of a Person that is not a corporation or a limited partnership, or (ii) the right to elect or appoint, directly or indirectly, a majority of (A) the directors of such Person, in the case of a corporation, (B) the directors of the general partner of such Person, in the case of a limited partnership or (C) a majority of the Persons who have the right to manage or supervise the management of the affairs and business of such Person, in the case of a Person that is not a corporation or a limited partnership.

“Cypress Permit” shall mean Park Use Permit 1506, dated September 13, 1984, issued by Her Majesty, the Queen in right of the Province of British Columbia represented by the

Minister as such Park Use Permit has been amended or supplemented by agreements dated June 17, 1985, November 5, 1986, June 4, 1987, August 15, 1987, October 16, 1987, August 19, 1988, February 19, 1997, June 26, 1997, and February 20, 2001, and as amended and restated by agreement dated February 20, 2001, and as further amended by a second amendment dated February 20, 2001 and further amendments made as of October 1, 2001, April 10, 2006, and May 26, 2006, including the CRA Master Plan as defined in such permit, as assigned by Tenant to Landlord, with the consent of the Minister as same may be restated, extended, supplemented, replaced and reviewed from time to time.

“Cypress Premises” shall mean all of those lands to which Landlord has been granted rights of use pursuant to the Cypress Permit including, without limitation, the Controlled Recreation Area and those portions thereof referred to as the Alpine Ski Area, the Nordic Ski Area, the Parking Facilities, and the Maintenance Areas as well as the Surrounding Lands, all as described and defined in the Cypress Permit.

“Date of Taking” shall mean the date the Expropriator has the right to possession of the Cypress Premises, or any portion thereof in connection with a Expropriation.

“Default” shall mean any event or condition existing which with the giving of notice and/or lapse of time would ripen into an Event of Default.

“Emergency Requirements” shall mean any of the following events or circumstances: (a) an emergency threatening the Cypress Premises or Improvements, or the life, safety or property of its tenants, subtenants, customers, invitees or employees; (b) a violation of any Legal Requirement or any condition, the continuation of which would subject Tenant or Landlord to civil or criminal liability.

“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, Governmental Agency or political subdivision thereof or any other association or entity.

“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.

“Environmental Claims” means all claims for reimbursement, remediation, abatement, removal, clean up, contribution, personal injury, property damage or damage to natural resources made by any Government Agencies or other Person arising from or in connection with the (i) presence or actual or potential spill, leak, emission, discharge or release of any Hazardous Materials over, on, in, under or from the Cypress Premises, or (ii) violation of any Environmental Laws with respect to the Cypress Premises.

“Environmental Laws” shall mean any Applicable Laws which regulate the manufacture, generation, formulation, processing, use, treatment, handling, storage, disposal, distribution or transportation, or an actual or potential spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media, including, without limitation, the Canada Environmental Assessment Act (Canada), the Transportation of Dangerous Goods Act (Canada), the Waste Management Act (British Columbia), the Contaminated Sites Regulation Act (British Columbia) and all other federal, regional, provincial and local laws, as amended as of the time in question.

“Environmental Liabilities” means all liabilities under any Environmental Laws arising from or in connection with the Cypress Premises, including, without limitation, any obligations to manage, control, contain, remove, remedy, respond to, clean up or abate any actual or potential spill, leak, emission, discharge or release of any Hazardous Materials, pollution, contamination or radiation into any water, soil, sediment, air or other environmental media.

“Event of Default” shall have the meaning given such term in Section 12.1.

“Expropriation” shall mean (a) the exercise of any governmental power with respect to the Cypress Premises, whether by legal proceedings or otherwise, by an Expropriator of its power of condemnation or expropriation, (b) a voluntary sale or transfer of the Cypress Premises by Landlord to any Expropriator, either under threat of expropriation or while legal proceedings for expropriation are pending, or (c) a taking or voluntary conveyance of all or part of the Cypress Premises, or any interest therein, or right accruing thereto or use thereof, as the result or in settlement of any expropriation proceeding affecting the Cypress Premises, whether or not the same shall have actually been commenced.

“Expropriator” shall mean the Province, or any other public or quasi-public authority, or Person having the power of Expropriation.

“Extension Terms” shall have the meaning given such term in Section 2.5.

“Financial Indebtedness” means any indebtedness or liability, direct or indirect, absolute or contingent, for or in respect of any borrowed money, any guarantee of borrowed money or any indemnity or reimbursement obligations with respect to a letter of credit, including indebtedness under a debt instrument given in payment of the purchase price of an investment.

“Financial Statements” shall mean a balance sheet, profit and loss statement, statement of shareholders equity, and cash flow statement for the Premises and the operations thereon, all prepared in accordance with GAAP consistently applied.

“Fiscal Year” shall mean each calendar year ending at midnight on December 31 of each calendar year during the Term, or part thereof.

“Fixed Term” shall have the meaning given such term in Section 2.4.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis, as such principles may be duly modified from time to time where appropriate.

“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of Canada, the Province or the local jurisdiction in which the Cypress Premises is located or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Tenant or the Cypress Premises or any portion thereof or the Leased Property operated thereon.

“Gross Revenues” means, subject to the exclusions listed below, all collected, recovered or accrued revenue and income from the operation of the Cypress Premises and properly attributable to the Fiscal Year under consideration, determined without duplication and in accordance with GAAP and, for purposes of greater certainty, Gross Revenues shall include, but shall not be limited to:

(i)

the revenues and payments received, recovered or accrued from any party, including, without limitation, amounts for ski passes, parking, chair lift tickets, tow rope tickets, locker rental, equipment rental, snowmobile rental, instruction classes for skiing and other activities, filming and photograph licenses, hiking permits, cabin rentals, food and beverage services, rent and fees from subtenants, concessionaires and the like, services provided to the Province and any third parties, and amounts received pursuant to the VANOC Agreement other than as payment or reimbursement for the Tenant’s design, construction, procurement or installation of Improvements on behalf of VANOC as contemplated by the VANOC Agreement or any agreement, contract or other instrument that is entered into between VANOC and the Tenant in respect of the Improvements contemplated by the VANOC Agreement (as such may hereafter be amended or modified).

(ii)	the net proceeds of use and occupancy or business interruption insurance with respect to the operation of the Cypress Premises and Leased Property (after deduction from said proceeds of all necessary expenses incurred in the adjustment or collection thereof); and

(iii)	any amounts under the terms of any other shared services agreements, licenses, easements or servitudes relating to the Cypress Premises;

Gross Revenues shall not include:

A.	Sales tax or similar charges which are required by law to be collected directly from sublessees, if any, or as part of the sale price of any goods or services or displays and which must be remitted to competent governmental taxing authorities;

B.	proceeds or awards arising from a taking or Expropriation of capital property other than an award for temporary use;

C.	receipts or credits for settlement of claims for loss or damage to personal property or furnishings;

D.	proceeds from any insurance policy except for the net proceeds of use and occupancy or business interruption insurance;

E.	receipts of a capital nature;

F.	receipts collected by Tenant on behalf of and which are remitted to another person, and not properly recordable as “revenues” according to GAAP; and

G.	amounts received for the sale of goods or services by subtenants and concessionaires, unaffiliated with Tenant, who pay rent or fees to Landlord for the privilege of such subtenancy or concession.

“Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” “polychlorinated biphenyls,” “lead or lead-based paint” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, and any other substance or material (including, without limitation, mould) which may present a significant risk of harm to customers, invitees or employees of the Tenant.

“Impositions” shall mean collectively, all fees and other amounts payable under or pursuant to the Cypress Permit, and all taxes (including, without limitation, all taxes imposed under the laws of the Province and the local jurisdiction in which the Cypress Premises is located, as such laws or regulations may be amended from time to time, and all ad valorem, sales and use, single business, gross receipts, transaction privilege, rent or similar taxes as the same relate to or are imposed upon Landlord, Tenant or the businesses conducted upon the Cypress Premises), Tax on Capital, surtaxes, assessments (including, without limitation, all assessments for public improvements or benefit, whether or not commenced or completed prior to the date hereof), all assessments, water, sewer or other rents and charges, excises, tax levies, fees

(including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, or foreseen or unforeseen, of every character in respect of the Cypress Premises, the Leased Property, or the businesses conducted thereon by Tenant or any subtenants (including all interest and penalties thereon due to any failure in payment by Tenant or any subtenants), which at any time prior to, during or in respect of the Term hereof may be assessed or imposed on or in respect of or be a lien or hypothecation upon (a) Landlord’s interest in the Cypress Premises, (b) the Cypress Premises or any part thereof or any rent or fees therefrom or any estate, right, title or interest therein, or (c) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Cypress Premises or Leased Property or the leasing or use of the Cypress Premises or Leased Property or any part thereof by Tenant or any subtenants, if any; provided, however, that nothing contained herein shall be construed to require Tenant to pay: (i) any income tax of Landlord, (ii) any transfer fee or other tax imposed with respect to the sale, exchange or other disposition by Landlord of the Cypress Permit, the Leased Property or the proceeds thereof, (iii) any single business, gross receipts tax (from any source other than the rent received by Landlord from Tenant), or similar taxes as the same relate to or are imposed upon Landlord, except to the extent that any tax, assessment, tax levy or charge that would otherwise be an Imposition under this definition which is in effect at any time during the Term hereof is totally or partially repealed, and a tax, assessment, tax levy or charge set forth in clause (i) or (ii) preceding is levied, assessed or imposed expressly in lieu thereof, (iv) any interest or penalties imposed on Landlord as a result of the failure of Landlord to file any return or report timely and in the form prescribed by law or to pay any tax or imposition, except to the extent such failure is a result of a breach by Tenant of its obligations pursuant to this Lease, (v) any

Impositions imposed on Landlord that are a result of Landlord not being considered a “Canadian Resident Person” as defined in the Income Tax Act (Canada), (vi) any Impositions that are enacted or adopted by their express terms as a substitute for any tax that would not have been payable by Tenant pursuant to the terms of this Lease, or (vii) any Impositions imposed as a result of a breach of covenant or representation by Landlord in any agreement entered into by Landlord governing Landlord’s conduct or operation or as a result of the negligence or willful misconduct of Landlord.

“Improvements” shall mean those affixed buildings, fixtures, structures and other improvements within the Cypress Premises that constitute real property or fixtures under Applicable Law, over which Landlord has rights of use, occupancy, or control under the terms of the Cypress Permit, including all Improvements hereafter to be constructed at the Cypress Premises under the terms of the VANOC Agreement to be dealt with in accordance with the provisions of Section 5.4 or otherwise.

“Indemnifier” shall mean Boyne USA, Inc., a Michigan corporation, its successors and permitted assigns.

“Indemnity” shall mean the Guaranty Indemnity Agreement made by Indemnifier in favour of Landlord of even date herewith, as such may be modified or amended from time to time in accordance with its terms.

“Initial Landlord Expenditure” is CDN $19,719,827.86, which is the agreed amount allocated to Landlord’s Expenditures in connection with the acquisition of the Cypress Permit and the Improvements.

“Initial Minimum Rent” shall mean with respect to any Fiscal Year an amount equal to the product of: (a) the Initial Landlord Expenditure; and (b) the Originally Agreed Lease Rate

for such Fiscal Year. Initial Minimum Rent, on an annual basis, shall be CDN $2,021,282.36 from the date of this Lease until December 31, 2006 (10.25% times the Initial Landlord Expenditure).

“Insurance Requirements” shall mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters in Canada as well as any such demand under the Secured Loan Documents or any other body exercising similar functions binding upon Landlord, Tenant or the Cypress Premises.

“Insurance Retention” shall have the meaning given such term in Section 9.3B.

“Interest Rate” shall mean an annual rate of interest equal to, as of the date of determination, the Originally Agreed Lease Rate plus two hundred (200) basis points.

“Landlord Expenditure” shall mean any expenditure made by Landlord in connection with the Landlord’s investment in the Leased Property, including without limitation each amount expended by Landlord to fund the cost of any excess Capital Expenditure pursuant to Section 5.3 of the Lease. Landlord and Tenant agree and confirm upon execution of this Lease that the Landlord’s Expenditure in connection with Landlord’s acceptance of the Leased Property is the Initial Landlord Expenditure. Additional Landlord Expenditures after the date hereof are referred to as “Additional Landlord Expenditures”. Landlord shall notify Tenant in writing of each Additional Landlord Expenditure subsequent to the date of this Lease, which amount shall be final and conclusive in the absence of manifest error.

“Landlord Liens” shall mean Liens on or against the Cypress Permit, the Cypress Premises or any payment of Rent (a) which result from any act of, or any claim against, Landlord or the Province which result from any violation by Landlord of any terms of this Lease, or (b)

which result from Liens in favour of any taxing authority by reason of any tax owed by Landlord or the Province; provided, however, that “Landlord Lien” shall not include any Lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.

“Lease” shall mean this Sub-permit and Lease Agreement, including all Exhibits hereto, as it and they may be amended from time to time as herein provided.

“Lease Rate” shall mean that percentage rate agreed by Landlord and Tenant to be applicable to a given Landlord Expenditure for the calculation of Minimum Rent. The Lease Rate applicable to the Initial Landlord Expenditures on or prior to the date of this Lease shall be the Originally Agreed Lease Rate. The Lease Rate applicable to each Landlord Expenditure subsequent to the date of this Lease shall be the Subsequently Agreed Lease Rate.

“Lease Year” shall mean any Fiscal Year during the Term and any partial Fiscal Year at the beginning or end of the Term.

“Leased Property” shall mean all of the Improvements and the non-exclusive right to use and occupy the Cypress Premises pursuant to the Cypress Permit.

“Legal Requirements” shall mean all federal, provincial, municipal and other governmental statutes, laws, rules, orders, regulations, safety standards, ordinances, judgments, decrees and injunctions affecting the Cypress Premises or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, (a) all regulations and processes required as a result of the Cypress Premises being located in Cypress Provincial Park, (b) all Environmental Laws, and (c) all applicable safety code requirements, imposed by Government Agencies and (e) all permits, licenses, authorizations, certificates and regulations necessary to operate the Cypress Premises and Leased Property for its Permitted Use, and (f) all covenants, agreements, declarations, restrictions and encumbrances contained in any instruments at any time in force affecting the Cypress Premises or the Leased Property as of the date hereof, or to which Tenant has consented or required to be granted pursuant to Applicable Laws, including those which may (i) require material repairs, modifications or alterations in or to the Cypress Premises or Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s or any Affiliated Person of Landlord’s status as a real estate investment trust.

“Licenses and Permits” shall mean all licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Agency which are held by Landlord with respect to the Cypress Premises or the Leased Property, including, without limitation, those necessary for the construction, use or occupancy of the Cypress Premises or the Leased Property, to the extent that the same are transferable, together with any deposits made by Landlord thereunder to the extent that they are transferable but specifically excluding from this definition the Cypress Permit.

“Lien” shall mean any mortgage, hypothecation, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Financial Indebtedness or performance of any other obligation in priority to payment of its general creditors.

“Major Destruction” shall mean damage to the Improvements resulting in a cost of repair, replacement or rebuilding of such damaged portion of the Leased Property, as reasonably estimated by Landlord, that will exceed U.S.One Million Dollars (U.S.$1,000,000.00), and at the

time of such damage there remain less than two (2) years to the expiration of the Term of this Lease; provided, however, that if the Tenant is entitled to an Extension Term and agrees in writing that this Lease shall not be terminated at the end of the Term but shall be extended through the next Extension Term, then such damage shall not be deemed a “Major Destruction.”

“Management Agreement” shall have the meaning set forth in Section 5.6 of this Lease.

“Minimum Rent” shall mean with respect to any Fiscal Year an amount equal to the sum of: (a) the Initial Minimum Rent; and (b) the Additional Minimum Rent.

“Minister” means the Minister of Environment or such other Minister from time to time as defined in, and having responsibility for the Cypress Permit;

“Notice” shall mean a notice given in accordance with Section 19.10.

“Officer’s Certificate” shall have the meaning given such term in Section 3.1B

“Originally Agreed Lease Rate” shall mean the Lease Rate noted below with respect to each of the following Fiscal Years:

10.25% from the date of this Lease until December 31, 2006;

10.50% from January 1, 2007 through December 31, 2007;

10.75% from January 1, 2008 through December 31, 2008;

11.00% from January 1, 2009 through December 31, 2009;

11.25% from January 1, 2010 through December 31, 2010;

11.50% from January 1, 2011 through December 31, 2011;

11.75% from January 1, 2012 through December 31, 2012;

12.00% from January 1, 2013 through December 31, 2013;

12.25% from January 1, 2014 through December 31, 2014;

12.50% from January 1, 2015 through December 31, 2015;

12.75% from January 1, 2016 through December 31, 2016; and

13.00% from January 1, 2016 through the remainder of the Lease Term and any Extension Term.

“Partial Destruction” shall mean any damage to a portion of the Leased Property which is not a Major Destruction.

“Percentage Rent” shall have the meaning given such term in Section 3.1.B.

“Permitted Encumbrances” shall mean all rights, restrictions, easements, and agreements affecting the Cypress Premises on the date of this Lease, or hereafter imposed thereon pursuant to the Cypress Permit or the VANOC Agreement, or with the written consent of Landlord and Tenant.

“Permitted Use” shall mean only such use of the Cypress Premises permitted pursuant to Section 4.1A.

“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits.

“Personal Property” shall mean all of those items of furniture, equipment and other tangible personal property owned by CNL TRS or Landlord and located at or used or usable in connection with the Premises, including without limitation all items of personal property described in the Personal Property Schedule attached to the Personal Property Lease as Exhibit “A”, as such items of personal property are modified, replaced, altered and added to. Personal Property shall include, but is not limited to, all items of personal property hereafter purchased with funds from the capital renewals reserve established under the Personal Property Lease. For greater certainty, Personal Property does not include any property that is, or may become, a Retained Business Asset as defined in, and pursuant to, the terms of the Turnover Agreement.

“Personal Property Lease” means that certain Personal Property Lease Agreement by and between Tenant and CNL TRS pursuant to which the Personal Property owned by CNL TRS and located at or used in connection with the operations at the Cypress Premises is leased by Tenant.

“Province” shall mean the Province of British Columbia.

“Re-letting Expenses” shall have the meaning given such term in Section 12.2.

“Rent” shall mean, collectively, the Minimum Rent, Percentage Rent and Additional Charges.

“Replacement Value” shall mean the costs of repairing, replacing or reinstating any item of property with materials of like kind and quality on the same or similar site without deduction for physical, accounting or any other depreciation.

“Revenue Audit” shall have the meaning given such term in Section 3.2.

“Sales Tax” means all goods and services taxes, sales taxes, multi-stage sales taxes, use or consumption taxes, business transfer taxes, value added or transaction taxes and any other existing or future tax imposed with respect to any amount payable by Tenant to Landlord under this Lease other than Withholding Tax.

“Secured Loan” shall mean any loan made by the Secured Party to Landlord secured by a mortgage or collateral assignment against the Cypress Permit or Leased Property, in whole or in part, from time to time as said Secured Loan is amended, extended, renewed, supplemented and/or replaced from time to time.

“Secured Loan Agreement” shall mean any loan agreement evidencing and/or governing any Secured Loan made by a Secured Party to Landlord from time to time as said agreement is amended, extended, renewed, supplemented and/or replaced from time to time.

“Secured Loan Documents” shall mean the Security Instrument, the Secured Loan Agreement and any note or notes evidencing the Secured Loan secured by the Security Instrument as well as all guarantees and/or indemnities executed and/or delivered in connection therewith and any and all other documents evidencing, securing, governing or otherwise entered into in connection with the Secured Loan as such agreements, guarantees and/or indemnities may be amended, extended, renewed, supplemented and/or replaced from time to time.

“Secured Party” shall mean an institutional lender which is the holder of any Security Instrument and its successors and assigns.

“Security Instrument” shall mean any mortgage, debenture, charge, hypothecation, deed of trust, or security document encumbering Landlord’s interest in the Cypress Permit, the Leased Property, and/or this Lease from time to time as said instrument is amended, extended, renewed, supplemented and/or replaced from time to time.

“Skylift” shall mean Gatlinburg Skylift, LLC, a Michigan limited liability company, its successors and assigns.

“Skylift Lease” shall mean that certain Sublease Agreement dated as of December 22, 2005, by and between CNL Gatlinburg Partnership, LP, as sublessor and Skylift, as sublessee.

“Sole Discretion” shall mean, in each instance, discretion exercised by the relevant party in its sole subjective and unfettered discretion which discretion may be exercised unreasonably and/or arbitrarily.

“Subsequently Agreed Lease Rate” shall mean the Lease Rate agreed by Landlord and Tenant as applicable to each Landlord Expenditure made by Landlord subsequent to the Initial Landlord Expenditure, for purposes of calculating Additional Minimum Rent. In the absence of written agreement by Landlord and Tenant as to the amount of the Subsequently Agreed Lease Rate, Landlord and Tenant agree that the Subsequently Agreed Lease Rate applicable to a given Landlord Expenditure shall be the Originally Agreed Lease Rate.

“Subsidiary” shall mean, with respect to any Person: (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect the majority of the board of directors of such corporation is at the time directly or indirectly owned by (A) such Person, (B) such Person and one or more corporations each of which is Controlled by such Person or (C) one or more corporations each of which is Controlled by such Person, or (ii) any limited or general partnership, joint venture, limited liability company, trust or other Entity as to which (A) such Person, (B) such Person and one or more Persons referred to in clause (i) above or (C) one or more Persons referred to in clause (i) above owns more than a 50% ownership, equity or similar interest or has power to direct or cause the direction of management and policies, or the power to elect the general partner or managing partner (or equivalent thereof) of such limited or general partnership, joint venture, limited liability company, trust or other Entity, as the case may be.

“Tax on Capital” shall mean the amount determined by Landlord as the taxes, rates, duties and/or assessments presently or hereafter payable by, levied upon, rated upon, charged to and/or assessed against the permittee and/or sub-permittee from time to time of the Cypress Premises (or if the permittee or sub-permittee of the Cypress Premises at any time is a trust, the beneficiaries of such trust, or if the Landlord permitted or sub-permitted of the Cypress Premises at any time is a partnership, the partners of such partnership, or if there is more than one owner, by each of them), under any legislation of any authority having jurisdiction now or hereafter in effect imposing taxes on account of capital, taxable capital or capital of the owner of the Cypress Premises (or such partners, beneficiaries or persons) which it (or they) have employed or invested, directly or indirectly, in the Cypress Premises, including, without limitation, the amount payable in respect of the tax commonly known as large corporation tax payable under Part 1.3 of the Income Tax Act (Canada), as amended or replaced from time to time. If the permittee of the Cypress Premises (or, if applicable, the partners of the partnership or beneficiaries of the trust which is the permittee of Cypress Premises) owns (or own) more than one property, the amount of the taxes herein referred to which shall constitute Tax on Capital will be determined on the basis of an allocation of such taxes among such properties made by Landlord, acting reasonably, and subject to review by the Tenant.

“Term” shall mean, collectively, the Fixed Term and the Extension Terms, to the extent properly exercised pursuant to the provisions of Section 2.5, unless sooner terminated pursuant to the provisions of this Lease.

“Turnover Agreement” shall mean that certain “Turnover Agreement” of even date herewith made by and among Tenant, and CNL TRS with respect to the turnover by Tenant to CNL TRS of certain “Retained Business Assets” as more particularly described therein, upon the expiration or termination of this Lease, as such agreement may be amended, modified and/or supplemented from time to time.

“VANOC” shall mean the Vancouver Organizing Committee For The 2010 Olympic And Paralympic Winter Games - Comite D’Organisation Des Jeux Olympiques Et Paralympiques D’Hiver De 2010 A Vancouver, a corporation organized under the laws of Canada and its successors and assigns.

“VANOC Agreement” shall mean that certain Games Venue Agreement dated December 10, 2002, by and between Tenant and Vancouver 2010 Bid Corporation, a corporation organized under the laws of the Province of British Columbia, as amended by an Amending Agreement dated May 26, 2003, which VANOC Agreement was assumed by VANOC, as such agreement may be further amended, modified, restated or replaced from time to time.

“Withholding Tax” has the meaning given to it in Section 3.8.

1.2. Affiliates. In this Lease, two entities are “Affiliates” if (i) one of the entities is a Subsidiary of the other Entity, (ii) both of the entities are Subsidiaries of the same Entity, (iii) both of the entities are Controlled by the same Person or Entity, (iv) one of the entities is a partnership and the other Entity is its general partner, or (v) one of the entities is a trust and the other Entity is its beneficiary, and where a Person is an Affiliate of two entities each of those entities will be Affiliates of each other (for greater certainty, a partnership and a trust shall be deemed to be entities for the purpose of the foregoing).

2. SUB-PERMIT, LEASE AND TERM

2.1. Sub-Permit. Upon and subject to the terms and conditions hereinafter set forth, Landlord hereby appoints Tenant as sub-permittee under the Cypress Permit to carry out all of the obligations of the permittee thereunder and in connection therewith Landlord hereby grants a sub-permit to and in favour of Tenant including the right to use and occupy the Cypress Premises for the purposes and subject to the limitations and conditions set forth in the Cypress Permit and in this Lease. Tenant hereby covenants and agrees to pay and perform all obligations of the “Permittee” as provided for in the Cypress Permit.

2.2. Lease of Improvements. Landlord hereby leases to Tenant, and grants to Tenant the right to use and occupy, the Improvements located at the Cypress Premises, subject to the limitations and conditions set forth in the Cypress Permit and in this Lease. Tenant confirms that Tenant has inspected the Cypress Premises and the Leased Property and has reviewed the Permitted Encumbrances, and all related agreements and documentation. In that regard, Tenant acknowledges and agrees that it is leasing and/or assuming Landlord’s relevant interests in the Permitted Encumbrances, the Cypress Premises and the Leased Property, “AS IS/WHERE IS.” LANDLORD MAKES ABSOLUTELY NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Tenant agrees to indemnify and hold Landlord and Landlord’s agents, employees, officers, and directors harmless from and against, any and all Claims, including any and all attorneys’ fees and legal expenses, arising from or caused directly or indirectly by any actual or alleged use, possession, maintenance, condition (whether or not latent or discoverable), operation, location, delivery or transportation of any of the Leased Property. This indemnity remains in full force notwithstanding the termination or expiration of this Lease, but will be released as to the original Tenant at the time of any Transferee’s assumption of this Lease and release of original Tenant if provided pursuant to Section 15.1C.

2.3. Authority of Tenant Under Cypress Permit and VANOC Agreements. The Landlord hereby appoints the Tenant to carry out all of the obligations of Landlord under each of the Cypress Permit and the VANOC Agreement. The Tenant is authorized and hereby covenants and agrees to carry out on behalf of the Landlord, and shall otherwise perform all obligations of the Landlord under the Cypress Permit and the VANOC Agreement, at the sole cost and expense of the Tenant. The authority herein granted shall include the power to administer and manage the day to day responsibilities of Landlord and of the other parties to the Cypress Permit and VANOC Agreement, and to do any act and to make any decision with respect the Cypress Permit and the VANOC Agreement necessary to carry out such obligations. Such authority shall at all times be exercised by Tenant in the best interests of the Landlord. The Province and VANOC shall have the right to assume that Tenant is authorized to take such action and make any decision with respect to Landlord’s obligations under the Cypress Permit and VANOC Agreement, and may act in reliance thereupon.

2.4. Fixed Term. The initial term of this Lease (the “Fixed Term”) shall commence on the Commencement Date and shall expire on March 31, 2026 unless sooner terminated in accordance with the provisions hereof.

2.5. Extension Terms. Provided that no Event of Default shall have occurred and be continuing, this Lease shall automatically extend for four (4) consecutive extension terms of five (5) years each (each being an “Extension Term”) (the latter of which Extension Term is subject to the renewal of the Cypress Permit in accordance with its terms), unless Tenant elects, by providing Notice to Landlord not sooner than thirty (30) months and no later than twenty-four (24) months prior to the scheduled expiration of the Fixed Term or the current Extension Term, as applicable, to not extend and to terminate this Lease and the Personal Property Lease upon the expiration of the then fixed Term or the current Extension Term as the case may be. In any event this Lease shall terminate upon expiration of the initial term of the Cypress Permit if such term of the Cypress Permit is not renewed or extended. Notwithstanding the foregoing, in the event that Skylift elects not to extend and to terminate the Skylift Lease with respect to any extension term of the Skylift Lease, or if the Skylift Lease is terminated for any other reason, then at Landlord’s option the Tenant shall immediately lose the right to any additional Extension Terms under this Lease. Any such Notice of non-extension and termination shall, if given, be irrevocable, but Tenant’s failure to give any such notice of non-extension and termination shall not preclude Landlord from exercising any of its rights to terminate this Lease in accordance with the terms hereof but subject to the provisions of the Buyback Option. Each Extension Term shall commence on the day succeeding the expiration of the Fixed Term or the preceding

Extension Term, as the case may be. All of the terms, covenants and provisions of this Lease shall apply to each such Extension Term providing Tenant shall have no right to extend the Term beyond the expiration of the fourth and final Extension Term.

3. RENT

3.1. Rent. Tenant shall pay to Landlord or to any other Person designated in writing to Tenant by Landlord (including any payments on behalf of and as agent for the Landlord as directed in writing by the Landlord, all of which amounts shall be deemed to be paid to Landlord), by wire transfer of immediately available federal funds or by other means acceptable to Landlord, acting reasonably, in lawful money of Canada which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction, Rent during the Term of this Lease as follows:

A. Tenant shall pay to Landlord monthly Minimum Rent in advance equal to one-twelfth (1/12th) of the annual amount of Minimum Rent applicable for a Lease Year beginning on the Commencement Date and continuing on the first (1st) day of each calendar month thereafter; provided, however, that Minimum Rent shall be prorated as to any Lease Year which is less than twelve (12) calendar months and as to any partial calendar months, and Additional Minimum Rent shall be prorated to the extent that a Landlord Expenditure is made on a date other than the first day of a Lease Year or the first day of a calendar month.

B. Tenant shall pay to Landlord percentage rent (“Percentage Rent”) calculated for each calendar year at Five and six tenths percent (5.6%) of Gross Revenues exceeding CDN$7,200,000.00 in the first partial calendar year, and exceeding CDN$12,000,000.00 in each calendar year thereafter. Percentage Rent shall be payable annually in arrears commencing on or before the thirtieth (30th) day after the end of the first full calendar year and continuing on the thirtieth (30th) day after the end of each calendar year during the Term hereof. Landlord and Tenant expressly acknowledge and agree that the applicable percentage under this Section 3.1B, beginning with the eleventh (11th) calendar year following the Commencement Date shall be reset by Landlord to achieve an equivalent yield (which shall in any event not be less than the aggregate amount of Percentage Rent received by Landlord in the Lease Year preceding such reset), adjusted to reflect changes in Gross Revenues and in non-controllable expenses (including, without limit, real estate taxes, and insurance and utility costs) and on the tenth (10th) anniversary and each fifth (5th) anniversary thereafter through the end of the Lease Term and any Extension Term. Tenant shall deliver to Landlord a Certificate from a senior officer of Tenant (an “Officer’s Certificate”) with each Percentage Rent payment (or, if no Percentage Rent is then payable, on the due date therefore) setting forth the calculation of the Percentage Rent payment for the most recently completed calendar year in the Term. Percentage Rent shall be subject to confirmation and adjustment, if applicable, as set forth in Section 3.2.

3.2. Confirmation of Percentage Rent. Tenant shall utilize, or cause to be utilized, an accounting system for the Tenant’s operations at Cypress Premises in accordance with customary industry practices, and in accordance with GAAP, that will accurately record all data necessary to compute Percentage Rent, and Tenant shall retain, for at least five (5) years after the expiration of each Lease Year, reasonably adequate records conforming to such accounting system showing all data necessary to conduct Landlord’s Audit and to compute Percentage Rent for the applicable Lease Year. Landlord shall have the right, for a period of two (2) years following each Lease Year, from time to time, by its accountants or representatives at its cost, to audit such information in connection with Landlord’s Audit, and to examine all Tenant’s records (including supporting data and sales and excise tax returns) reasonably required to complete Landlord’s Audit and to verify Percentage Rent, subject to any prohibitions or limitations on disclosure of any such data under Legal Requirements. Tenant shall produce all such Tenant records at the Cypress Premises, or otherwise in a single location in Vancouver, British Columbia. If any Landlord’s Audit discloses a deficiency in the payment of Percentage Rent, and either Tenant agrees with the results of Landlord’s Audit or the matter is otherwise determined or compromised, Tenant shall forthwith pay to Landlord the amount of the deficiency, as finally agreed or determined, together with interest at the Interest Rate from the date when said payment should have been made to the date of payment thereof. If any Landlord’s Audit discloses a deficiency in the determination or reporting of Gross Revenue, which, as finally agreed or determined, exceeds five percent (5%), Tenant shall pay the costs of the portion of Landlord’s Audit allocable to the determination of such Revenues (the “Revenue Audit”). Any proprietary information obtained by Landlord pursuant to the provisions of this Section shall be treated as confidential, except that such information may be used, subject to appropriate confidentiality safeguards, in any litigation or arbitration between the parties and except further that Landlord may disclose such information to prospective lenders, investors and underwriters and to any other persons to whom disclosure is necessary to comply with applicable laws, regulations and government requirements. The obligations of Tenant contained in this Section shall survive the expiration or earlier termination of this Lease. Any dispute as to the existence or amount of any deficiency in the payment of Percentage Rent as disclosed by Landlord’s Audit shall, if not otherwise settled by the parties, be submitted to arbitration.

3.3. Additional Charges. In addition to the Minimum Rent and Percentage Rent, Tenant also will pay and discharge as and when due and payable all other amounts, liabilities, obligations and Impositions, including without limitation all fees and charges due from time to time under the Cypress Permit. In the event of any failure on the part of Tenant to pay any of those amounts, liabilities, obligations and Impositions, Tenant also will promptly pay and discharge every fine, penalty, interest and cost that may be added for non-payment or late payment of such items (all of the foregoing amounts, liabilities, obligations and Impositions referred to in this Section 3.3 shall be deemed to be additional rent payable by Tenant hereunder and being referred to herein collectively as the “Additional Charges”), and Landlord shall have all legal and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent. If any installment of Minimum Rent, Percentage Rent or Additional Charges (but only as to those Additional Charges that are payable directly to Landlord) shall not be paid on its due date, Tenant will pay Landlord within fifteen (15) days of demand, as Additional Charges, an amount equal to the interest computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. If Tenant fails to timely pay any Additional Charges due to any third party Entity (e.g. payment for fees required to be paid to the Province on account of the Cypress Permit), Landlord may pay such third party Entity and will be reimbursed by Tenant on demand the amount paid by Landlord, plus interest at the Interest Rate from the date of such payment by Landlord until reimbursement by Tenant. To the extent that Tenant pays any Additional Charges to Landlord pursuant to the requirements of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Landlord shall pay the same from monies received from Tenant and any interest or penalties resulting from late payment thereof that is the responsibility of the Landlord shall be borne by the Landlord.

3.4. Payment of Impositions.

A. Subject to Article 8 relating to permitted contests, Tenant shall pay, or cause to be paid, all Impositions before any fine, penalty, interest or cost (other than any opportunity cost as a result of a failure to take advantage of any discount for early payment) may be added for non-payment, such payments to be made directly to the Province and other taxing authorities where feasible, and shall promptly, upon request, furnish to Landlord copies of official receipts or other reasonably satisfactory proof evidencing such payments. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay the same (and any accrued interest on the unpaid balance of such Imposition) in installments and, in such event, shall pay such installments during the Term as the same become due and before any fine, penalty, premium, further interest or cost may be added thereto. Landlord, at its expense, shall, to the extent required or permitted by Applicable Law, prepare and file all tax returns and pay all taxes due in respect of Landlord’s net income, gross receipts (from any source other than the Rent received by Landlord from Tenant), sales and use, single business, ad valorem, franchise taxes and taxes on its capital stock, and Tenant, at its expense, shall, to the extent required or permitted by Applicable Laws, prepare and file all other tax returns and reports in respect of any Imposition as may be required by Government Agencies. If any refund shall be due from any taxing authority in respect of any Imposition paid by Tenant, the same shall be paid over to or retained by Tenant if no

Event of Default shall have occurred hereunder and be continuing. If an Event of Default shall have been declared by Landlord and be continuing, any such refund shall be paid over to or retained by Landlord to be held by Landlord subject to a resolution of any dispute of same between Landlord and Tenant. Landlord and Tenant shall, upon request of the other, provide such data as is maintained by the party to whom the request is made with respect to the Cypress Premises as may be necessary to prepare any required returns and reports. It is Landlord and Tenant’s intent that none of the Leased Property be personal property for any purpose, and in the event Government Agencies classify any property covered by this Lease as personal property, such personal property shall be deemed to be removed from this Lease but will then automatically be added to the leased property under the Personal Property Lease. Landlord shall provide Tenant with copies of assessment notices in sufficient time for Tenant to prepare a protest, which Landlord shall file upon the Tenant’s request. Landlord may, upon notice to Tenant, at Landlord’s option and at Landlord’s sole expense, appeal, protest, or institute such other proceedings (in its or Tenant’s name) as Landlord may deem appropriate to effect a reduction of assessments and Tenant shall fully cooperate with Landlord in such protest, appeal or other action.

B. Landlord shall give prompt Notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has received notice and as to which Tenant has received no other notice; provided, however, that Landlord’s failure to give any such notice shall in no way diminish Tenant’s obligation hereunder to pay such Impositions (except that Landlord shall be responsible for any interest or penalties incurred as a result of Landlord’s failure promptly to forward the same).

C. In addition, Tenant shall timely pay at or before the time such become due and payable without duplication, the following with respect to the period from and after the Commencement Date (while remaining solely liable and paying for such during the period prior to the Commencement Date pursuant to the Asset Purchase Agreement):

(i) Utility Charges. All charges for electricity, power, gas, oil, water and other utilities used in connection with the Cypress Premises that are not included within the definition of “Impositions”.

(ii) Insurance Premiums. All premiums for the insurance coverage required to be maintained pursuant to Article 9;

(iii) Other Charges. All other amounts, liabilities and obligations arising in connection with the Cypress Permit, the Cypress Premises, the Leased Property and Tenant’s obligations in connection herewith not already covered by the definition of Impositions, except those obligations expressly assumed by Landlord pursuant to the provisions of this Lease or expressly stated not to be an obligation of Tenant pursuant to this Lease.

D. If Tenant pays or causes to be paid any Additional Charges attributable to periods after the end of the Term, whether upon expiration or sooner termination of this Lease, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such Additional Charges that are attributable to any period after the Term to the extent not offset by amounts due from Tenant to Landlord.

3.5. Late Payment of Rent, Etc. If any installment of Minimum Rent, Percentage Rent or Additional Charges shall not be paid within five (5) days after its due date, Tenant shall pay Landlord, within five (5) days after Landlord’s written demand therefore, as Additional Charges, a late charge (to the extent permitted by law) computed at the Interest Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. To the extent that Tenant pays any Additional Charges directly to Landlord or any Secured Party pursuant to any requirement of this Lease, Tenant shall be relieved of its obligation to pay such Additional Charges to the Entity to which they would otherwise be due and Landlord shall pay when due, or cause the applicable Secured Party to pay when due, such Additional Charges to the Entity to which they are due. In the event of any failure by Tenant to pay any Additional Charges when due, except as expressly provided in Section 3.3 with respect to permitted contests pursuant to Article 8, Tenant shall promptly pay (unless payment thereof is in good faith being contested and enforcement thereof is stayed) and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal and contractual rights, powers and remedies provided either in this Lease or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non-payment of the Minimum Rent and Percentage Rent.

3.6. Triple Net Lease. The Rent shall be absolutely net to Landlord so that this Lease shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Lease which expressly provide otherwise. This Lease is a net Sub-Permit and Lease and, except to the extent otherwise expressly specified in this Lease, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term and all applicable Extension Terms is absolute and unconditional and except to the extent otherwise expressly specified in this Lease, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Cypress Premises, the Leased Property or any part thereof; or the failure of the Cypress Premises or Leased Property to comply with all Applicable Laws, including any inability to occupy or use the Cypress Premises by reason of such non-compliance; (b) any damage to, removal, abandonment, salvage, loss, Expropriation, theft, scrapping or destruction of or any requisition or taking of the Cypress Premises, the Leased Property or any part thereof, or any environmental conditions on the Cypress Premises or any property in the vicinity of the Cypress Premises; (c) any restriction, prevention or curtailment of or interference with any use of the Cypress Premises, the Leased Property, or any part thereof, including any interference with the operations at Cypress Premises as contemplated by the VANOC Agreement; (d) any defect in title to or rights to the Cypress Premises or Leased Property or any Lien on such title or rights to the Cypress Premises or Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person; (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Lease by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including without limitation Landlord (other than a monetary default) or any vendor, manufacturer, contractor of or for the Cypress Premises or the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Lease, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Lease by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Cypress Premises or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting gross negligence or willful misconduct for which the Tenant is not insured or required to be insured hereunder. Except as specifically set forth in Sections 2.4, 2.5, 10.4 and 18 of this Lease, this Lease shall be non-cancelable by Tenant for any reason whatsoever and, except as expressly provided in Sections 2.4, 2.5, 10.4 and 18 of this Lease, Tenant, to the extent now or hereafter permitted by Applicable Laws, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Lease or to any diminution, abatement or reduction of Rent payable hereunder. Except as specifically set forth in Sections 5.2 and 5.3 of this Lease, under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or operation of all or any part of the Cypress Premises, and Tenant expressly waives the right to require any such action at the expense of Landlord pursuant to any law, except as otherwise expressly set forth in Sections 5.2 and 5.3 of this Lease.

3.7. Sales Tax.

A. In addition to the Rent payable hereunder, the Tenant will pay to the Landlord, or if required by the Landlord directly to the taxing authority in the manner specified by the Landlord, the full amount of all Sales Taxes imposed on the Tenant in respect of the Rent payable by the Tenant under this Lease or in respect of the rental of space by the Tenant under this Lease. Sales Tax so payable by the Tenant will: (i) be calculated by the Landlord in accordance with the applicable legislation; (ii) be paid by the Tenant at the same time as the amounts to which the Sales Tax applies are payable to the Landlord under the terms of this Lease; and (iii) despite anything else in this Lease, be considered not to be Rent, but the Landlord shall have all of the same remedies for and rights of recovery with respect to such amounts as it has for non-payment of Rent under this Lease or at law. The Landlord will be responsible for remitting to the appropriate Governmental Authority all Sales Tax paid by Tenant to Landlord pursuant to this Section 3.7A in accordance with applicable legislation. If a deposit is forfeited to the Landlord, or an amount becomes payable to the Landlord due to a default or as consideration for a modification of this Lease, and the applicable legislation deems a part of the deposit or amount to include Sales Tax, the deposit or amount will be increased and the increase paid by the Tenant so that the Landlord will receive the full amount of the forfeited deposit or other amount payable without encroachment by any deemed Sales Tax portion.

B. All Capital Expenditures including without limitation, all amounts that are expended from the Capital Renewals Reserve or which are funded by Landlord and expended by Tenant will include Sales Tax payable by Tenant or Landlord, as the case may be, less the amount of any credits, rebates, refunds or similar benefits to which Tenant or Landlord, as applicable, is entitled in respect of such payment of Sales Tax (for the purposes of this Section 3.7, “Net Sales Tax”). For greater certainty, all Capital Expenditures that are approved by the Landlord in accordance with Section 5.2B and expended in accordance with Section 5.3, will include Net Sales Tax payable in connection with such expenditures and funding, and the amount of such Net Sales Tax will be included in the aggregate additional Landlord Expenditures to be paid by the Tenant in accordance with Section 5.3. Tenant shall advance to Landlord in trust such amounts as are necessary to satisfy such Net Sales Tax payable. The Landlord will hold such advances in trust and will be responsible for remitting to the appropriate Governmental Authority all Sales Tax paid by Tenant to Landlord pursuant to this Section 3.7B in accordance with the applicable legislation.

C. To the extent that the applicable legislation imposes Sales Tax on Landlord in respect of any services provided by Tenant to the benefit of the Landlord in respect of Capital Expenditures that are approved by the Landlord in accordance with Section 5.2B or Section 5.3 and expended in accordance with Sections 5.2C or 5.3, Landlord shall advance to Tenant in trust such amounts as are necessary to satisfy such Sales Tax payable under applicable legislation and such advance will be in addition to, and not included in the amounts described in Section 3.7(B). Tenant will hold such advances in trust and will be responsible for remitting to the appropriate Governmental Authority all Sales Tax payable by Landlord to Tenant pursuant to this Section 3.7(C) in accordance with the applicable legislation.

D. Tenant will be responsible for collecting and remitting any Sales Tax with respect to the use and occupancy by any of Tenant’s subtenants of the Cypress Premises or any part thereof.

E. The Landlord shall have all of the rights and remedies available to it due to the Tenant’s failure to pay Sales Tax in its entirety and/or in a timely manner as those rights available to the Landlord for a Tenant Event of Default pursuant to Section 12.1(e).

3.8. Withholding Tax. Notwithstanding anything else in this Agreement including without limitation any prohibition on abatement, hold-back or set-off of Rent, the Landlord acknowledges and agrees that the Tenant may withhold Rent or other amounts payable to Landlord hereunder, or portions thereof, if it is required to do so by any Applicable Laws including without limitation pursuant to Part XIII of the Income Tax Act (Canada) as such legislation may be amended, modified, supplemented or replaced (“Withholding Tax”). The Tenant covenants and agrees that the amount of Withholding Tax to be withheld in respect of amounts to be paid to the Landlord hereunder shall be determined by applying the applicable rate of withholding to the amount available for payment to the Landlord as reflected on the relevant Form NR6 filed with and approved by the appropriate Governmental Authority in respect of each Lease Year in accordance with Section 8.2. Any amounts so withheld or paid on behalf of or with respect to the Landlord pursuant to this Section 3.8 including such amounts directed to be paid by the Landlord pursuant to Section 3.1, shall be deemed to have been paid to the Landlord.

3.9. Deposit of Prepaid Minimum Rent. If Tenant at Tenant’s option delivers to Landlord one month’s prepaid Minimum Rent with written direction that the amount is to be held and applied pursuant to the provisions of this Section 3.9 as a Deposit for payment of Minimum Rent( the “Deposit”), Landlord will put such Deposit in a separate interest bearing account, with interest, subject to this Section 3.9, accruing to the benefit of the Tenant and Landlord will not commingle such funds. The Deposit amount will be applied by Landlord to the payment of Minimum Rent in the event that : (i) Tenant is delinquent in the payment of any installment of Minimum Rent, and (ii) Landlord has delivered to Tenant a written notice of nonpayment of such installment, and (iii) Tenant has failed to cure the payment default within the cure period allowed in this Lease. Tenant will not be deemed in default for failing to pay any single installment of Minimum Rent so long as Landlord has in its possession an unapplied Deposit in an amount sufficient to pay in full such delinquent installment. Landlord will notify Tenant in writing of any such application of the Deposit upon such application. At the expiry of this Lease or earlier termination pursuant to the exercise by the Tenant of its Buyback Option under the Buyback Option Agreement, the Landlord will return to the Tenant any unused Deposit plus all interest accrued thereon, provided the Tenant is current on all Rent payments. If the Lease is terminated by the Landlord as a result of an Event of Default then the Landlord may apply the Deposit and any accrued interest thereon upon such termination to any damages, losses or costs suffered or incurred by the Landlord as a result of such Event of Default and termination provided that the Landlord provides to the Tenant written evidence of such damages, losses or costs and returns to the Tenant any unused portion thereof.

4. USE OF THE CYPRESS PREMISES.

4.1. Permitted Use.

A. Tenant shall at all times during the Term and at any other time that Tenant shall be in use and occupancy of the Cypress Premises, continuously use and operate the Cypress Premises and the Leased Property solely for commercial purposes in compliance with the terms of the Cypress Permit but recognizing and subject to the VANOC

Agreement and shall use reasonable commercial efforts to seek to maximize Gross Revenues. Tenant shall not use the Cypress Premises, the Leased Property or any portion thereof for any other use without the prior written consent of Landlord. No use shall be made or permitted to be made of the Cypress Premises or the Leased Property and no acts shall be done thereon which will cause the cancellation of any insurance policy covering the Cypress Premises, the Leased Property or any part thereof (unless another adequate policy is available), and Tenant shall not sell or otherwise provide or permit to be kept, used or sold in or about the Cypress Premises any article which may be prohibited by law or by the standard form of fire insurance policies, or any other insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Further, Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Cypress Premises, the Leased Property, or any part thereof for its Permitted Use.

B. Tenant shall proceed with all due diligence and exercise commercially reasonable efforts to obtain and maintain all approvals necessary to continuously use and continuously operate the Cypress Premises and Leased Property for its Permitted Use under Applicable Laws. Landlord shall reasonably cooperate with Tenant in this regard, at no expense to Landlord, including executing all applications and consents required to be signed by Landlord, to which Landlord has no reasonable objection, in order for Tenant to obtain and maintain such approvals.

C. Tenant shall not use or suffer or permit the use of the Cypress Premises or Leased Property for any unlawful purpose. Tenant shall not commit or suffer to be committed any waste on the Cypress Premises, or cause or permit any unlawful nuisance thereon or therein. Except as may be required by law or any order of a Court having jurisdiction over the Cypress Premises, Tenant shall not permit the Cypress Premises, the Leased Property, or any portion thereof, to be used in such a manner as might reasonably impair Landlord’s rights or title thereto or to any portion thereof, or may reasonably allow a claim or claims for adverse usage or adverse possession by any person or implied dedication of the Cypress Premises, the Leased Property or any material portion thereof provided that any claims of aboriginal rights or title made by or on behalf of any aboriginal group which do not materially impair the Landlord’s rights or title to the Cypress Premises under the Permit or Tenant’s operations at the Cypress Premises shall not be a breach of this section 4.1.

4.2. Compliance with Legal/Insurance Requirements, Etc. Subject to the provisions of Article 8, Tenant, at its sole expense, shall (i) comply with all Legal Requirements and Insurance Requirements, and with all reasonable requirements of Secured Loan Documents which do not materially impair Tenant’s operations or cause Tenant to incur any substantial expense, in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, (ii) comply with all Permitted Encumbrances; and (iii) comply with all appropriate licenses, and other authorizations and agreements (including the VANOC Agreement) required for, or in respect of, any use of the Leased Property, if any, then being made and which are material to the operation of the Leased Property, and for the proper operation and maintenance of the Leased Property and each part thereof. Notwithstanding the foregoing, the Tenant will have no obligation to comply, or liability for non-compliance, if such non-compliance is a result of the Landlord exercising its discretion not to consent, to the detriment of the Tenant, to a course of action by the Tenant as requested by the Tenant pursuant to the terms of this Lease.

4.3. Environmental Matters.

A. In the event of the discovery of Hazardous Materials on any portion of the Cypress Premises during the Term, Tenant shall undertake appropriate and prudent actions to promptly remove such Hazardous Materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all Environmental Laws without duplication in connection with any other agreements between Tenant and Landlord in respect of indemnification for environmental matters. Tenant shall indemnify, defend and hold Landlord harmless from and against all loss, costs, liability and damage (including, without limitation, engineers’ and legal fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials on the Cypress Premises; and this obligation of Tenant shall survive termination of this Lease for the applicable period of any statute of limitations.

B. Each party shall promptly notify the other party concerning the presence of any Hazardous Materials on or under the Cypress Premises, in violation of Applicable Laws, of which the notifying party has knowledge; provided, however, that unless required by Legal Requirements, the parties shall otherwise maintain such information confidential.

4.4. Negative Covenants. Tenant covenants and agrees with Landlord that Tenant will not during the Term without the prior written consent of Landlord:

(a)	engage in any activities of a material nature other than the operation of the Cypress Premises and all necessary or advisable activities related thereto;

(b)	incur, assume or otherwise become liable to pay any Financial Indebtedness other than that certain guaranty granted by the Tenant to JP Morgan Chase Bank, N.A. as administrative agent for certain banks, LaSalle Bank Midwest National Association, as syndication agent and General Electric Capital Corporation, as co-administrative agent; provided, however, that Tenant may incur, assume or otherwise become liable to pay Financial Indebtedness up to a maximum of U.S.$1,500,000, in the aggregate for both the Tenant and Skylift, but only for working capital necessary to finance inventory and other working capital needs of Tenant; further provided that in any event none of such Financial Indebtedness shall be secured by any sublease, assignment, lien, security or other interest in the Tenant’s rights, title or interest under this Lease;

(c)	sell or agree to sell or otherwise dispose of or assign any of its interest in this Lease other than in accordance with the provisions of Section 15.1;

(d)	enter into any material agreement or contract involving more than U.S.$100,000.00 in annual cost or value during the initial Lease Year (with such U.S.$100,000 threshold amount to be increased by three percent (3%), on a compounded basis, for each succeeding Lease Year) that is not approved in advance by the Landlord;

(e)	incur in any calendar year, an aggregate of Capital Expenditures at the Cypress Premises that exceed the aggregate amounts budgeted for Capital Expenditures in the Capital Reserve Budget (other than Capital Expenditures due to Emergency Requirements and Capital Expenditures approved in advance by Landlord);

(f)	enter into any joint venture (regardless of the form of joint venture) or any co-ownership arrangement;

(g)	enter into any future sublease in respect of the Cypress Premises in breach of the Secured Loan Documents; or

(h)	enter into any management agreement or leasing agreement with respect to the Cypress Premises or the Leased Property.

4.5. Nature Of Relationship. Nothing contained in this Lease shall be deemed to create any relationship between the Landlord and Tenant other than the relationship of landlord and tenant.

4.6. Application of Cypress Permit. Notwithstanding anything else contained herein, Tenant covenants and agrees in favour of the Landlord that:

(a)	it shall assume, observe, perform and be bound by all of the terms, covenants, conditions, agreements and obligations of the Landlord, as assignee of the VANOC Agreement and as Permittee under the terms of the Cypress Permit, from time to time, including without limitation the payment of all permit fees under the Cypress Permit.

(b)	it shall not do or neglect to do any act or thing which would bring about any breach of any of the provisions of the Cypress Permit and/or the VANOC Agreement at any time;

(c)	it shall comply with the Permitted Encumbrances and all encumbrances in connection with the Cypress Premises and the Leased Property;

(d)

all services, utilities, repairs (structural or otherwise), replacements, rebuilding, maintenance, restorations, parking facilities, equipment, security services and access to and from the Cypress Premises and the Leased Property and any insurance coverage and any other obligations of the Province under the Cypress Permit, if any, deriving from the provisions of the Cypress Permit will in fact be provided by the Province pursuant to the Cypress Permit or VANOC pursuant to the VANOC Agreement and Landlord shall have no obligation during the Term or ever to provide any such services, utilities, repairs (structural or otherwise), replacements, rebuilding, maintenance, restorations, parking facilities, equipment, security services, insurance or access and/or to perform such other obligations to the Tenant. Tenant covenants and agrees to look solely to the Province or VANOC for the furnishing of such services, utilities, repairs (structural or otherwise), replacements, rebuilding, maintenance, restorations, parking facilities, equipment, security services, insurance, access and/or the performance of such other obligations that are to be provided by the Province under the Cypress Permit. If the Province or VANOC shall default in any of its material obligations to the Landlord with respect to the Cypress Premises and/or the Leased Property, the Landlord at Landlord’s option and expense may seek to enforce the Landlord’s rights, or the Tenant on behalf of Landlord and at the sole cost, risk and expense of Tenant, may attempt to enforce Landlord’s rights against the Province or VANOC. In the event that Tenant shall seek on behalf of Landlord to enforce the Permit or the VANOC Agreement, any settlement of such action shall be subject to the prior written consent and approval of the Landlord, and Tenant shall indemnify and save harmless the Landlord from any costs, liability, damages, or expenses suffered or incurred by Landlord in so doing;

(e)	wherever, in the Cypress Permit or the VANOC Agreement, a covenant benefiting the operations of the Tenant at the Cypress Premises is made by the Province or VANOC, as the case may be, in favour of the Permittee under the Cypress Permit or the other party under the VANOC Agreement (in each case being the Landlord), for so long as this Lease shall remain in effect and free of a Tenant Event of Default, such covenant shall be deemed to be made by VANOC or the Province (and not by Landlord) in favour of Tenant as well as Landlord; .

(f)	if any term of this Lease is directly contradictory to any term of the Cypress Permit or the VANOC Agreement, the term of the Permit or the VANOC Agreement, as the case may be, shall prevail and, without limiting the generality of the foregoing, any requirements of the Minister or any other Government Agency having authority under or pursuant to the Cypress Permit or with respect to the Cypress Premises and including any statute, regulations, rules, guidelines, ordinances, decrees, treaties, policies or notices having the force of law, shall prevail over the terms of this Lease.

4.7. Equipment Lease. Tenant shall not enter into any equipment lease that is not a capital lease for equipment having a fair market value exceeding U.S.$50,000, or annual lease expense exceeding U.S.$50,000, without the prior written consent of Landlord, and all such Equipment Leases shall expressly authorize a turnover to Landlord or its designee of such equipment and Equipment Lease pursuant to the terms of the Turnover Agreement. Tenant agrees to turn over delivery of such equipment to Landlord or its designee in good operating condition and repair at the termination of this Lease. The dollar limits in this Section 4.7 shall increase annually by 3%, compounded annually.

4.8. Limitations on Tenant’s Exercise of Authority. Notwithstanding the appointment and general grant of authority in Section 2.3 above, Tenant agrees with Landlord that, without Landlord’s prior written consent, Tenant shall not agree to any amendment, modification, restatement, or replacement of, or supplemental agreement with respect to the Cypress Permit or the VANOC Agreement, or to the waiver or termination of any material obligation of any other party thereto. Without Landlord’s prior written consent, the Tenant will neither perform any act nor make any decision that could result in any material increase in liability to Landlord or adverse financial impact to the Landlord or Tenant. Without limiting the foregoing, Tenant shall not participate in or permit the construction or installation of any Improvements other than those expressly contemplated by the terms of the VANOC Agreement (as such Agreement may hereafter be modified and amended). Landlord agrees that it will promptly review any proposed amendment, modification, restatement, replacement, or supplemental agreement with respect to the Cypress Permit or the VANOC Agreement that is recommended by Tenant, and if approved by Landlord will execute same as and when required or appropriate. Tenant will keep Landlord regularly and timely informed with respect to any material acts or decisions made by Tenant affecting the Cypress Permit or VANOC Agreement and as to the performance by Tenant and by the other parties to the Cypress Permit and VANOC Agreement of the obligations thereunder. Copies of all correspondence by Tenant and its employees, agents and consultants with the Province or VANOC shall be retained by Tenant and delivered to Landlord promptly upon request.

5. REPAIRS, MAINTENANCE AND REPLACEMENTS

5.1. Repairs and Maintenance Costs.

A. Tenant shall at Tenant’s sole cost and expense, (i) maintain the Cypress Premises and the Leased Property in good repair and working condition, clean and attractive to tourists and skiers, and in accordance with all safety and maintenance requirements of Government Agencies and shall make such maintenance, repairs and alterations as necessary for such purposes, (ii) cause inspections to be made of all lift equipment on a regular basis in accordance with all requirements of Government Agencies, and (iii) not commit waste or permit impairment or deterioration of the Cypress Premises or the Leased Property (normal wear and tear excepted); (iv) not abandon the Cypress Premises or Leased Property; (v) comply in all material respects with all Applicable Laws applicable to the Cypress Premises and the Leased Property; (vi) provide prompt written notification to Landlord of any material adverse change to the Cypress Premises and Leased Property, such as a major avalanche or landslide, or any other material change to any environmental condition, including, without limitation, a material change in the presence of biocontaminants, such as mold; (vii) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines or regulations adopted by applicable Government Agencies or standards generally employed by well-operated Canadian ski resorts in the region in connection with the safety of the ski operations and operating equipment. In the event of mold contamination in any Improvement on the Cypress Premises, Tenant shall undertake or cause to be undertaken at Tenant’s sole cost and expense (a) removal of the mold, (b) abatement of the underlying cause of mold (including water intrusion), and (c) repair of any leaks and associated water damage at the Cypress Premises; except that:

(i) Tenant shall be obligated to undertake with respect to the mold contamination identified prior to the date of this Lease only such remediation as is specified in accordance with the separate written agreement of the Landlord and Tenant; and

(ii) Tenant shall be obligated to undertake the full remediation described in this section with respect to mold that is hereafter found in any buildings existing at the Cypress Premises on the date of this Lease only if the presence of the mold is at levels that are in excess of the standard for human health as set out in applicable Environmental Laws or if action is reasonably determined by Landlord’s advisers to be advisable in accordance with Environmental Laws to avoid future adverse health effects therefrom.

B. If Landlord notifies Tenant in writing of the need for Tenant to undertake repairs and maintenance in accordance with the provisions of this Section 5.1, specifying the items of repair or maintenance in question, Tenant shall respond within ten (10) Business Days as to Tenant’s planned course of action with respect to the specific items identified by Landlord, or as to such items which Landlord feels are inappropriate, except in the case of an emergency in which event the Tenant shall respond as quickly as the emergency requires. If Tenant disputes the Landlord’s determination that repair or maintenance is needed, or otherwise fails thereafter to promptly undertake such repairs and maintenance identified by Landlord, Landlord may at Landlord’s option request arbitration for resolution of the dispute. Landlord shall not have the right to terminate the Lease as a result of such repair or maintenance failure, but shall have the right to specific performance of the Tenant’s obligations if the arbitrator so awards it. If the arbitrator awards specific performance to Landlord, such award shall be binding upon the Tenant and enforceable in the courts of the Province. The prevailing party in any such arbitration and in obtaining of a court order shall be entitled to all costs and expenses incurred in connection with the enforcement of Tenant’s obligations under this Section 5.1. If the arbitrator or courts does not specify the time within which such repair or maintenance must be carried out, then the Tenant shall present a plan for rectification to the Landlord and shall promptly carry out such plan, acting reasonably.

5.2. Capital Renewals Reserve.

A. Landlord and Tenant shall establish a reserve account in Landlord’s name, with Tenant’s designee(s) as signatory on the account (the “Capital Renewals Reserve”), in a bank or similar institution selected by Landlord and reasonably acceptable to Tenant, to cover the cost of approved Capital Expenditures. The Capital Renewals Reserve is the exclusive property of the Landlord, but so long as no Event of Default shall exist hereunder, for which notice has been given to the Tenant in accordance with Section 12.1, Landlord agrees that Tenant shall be the sole signatory on the account.

B. Tenant shall prepare an annual estimate (the “Capital Reserve Budget”) of the Capital Expenditures necessary for the Leased Property and Improvements anticipated during the ensuing Fiscal Year, and shall deliver the Capital Reserve Budget to Landlord for its review, comment and approval sixty (60) days prior to the end of the Fiscal Year, in each case acting reasonably and taking into account the operating experience of the Tenant. The Capital Reserve Budget shall also indicate the estimated time schedule for making such replacements, renewals, and additions, a reasonable description of items required to be replaced or added, unit costs and costs in the aggregate, together with such additional information as Landlord shall reasonably request.

C. In compliance with the approved Capital Reserve Budget, Tenant shall from time to time expend moneys from the Capital Renewal Reserve as necessary to make such approved Capital Expenditures as may be required to maintain the Improvements and Leased Property in good working order and condition and to improve, modernize or alter the Leased Property or Improvements up to the balance in the Capital Renewals Reserve. No expenditures will be made in excess of said balance without the approval of Landlord. In addition, Tenant shall not, without Landlord’s approval, acting reasonably, make any expenditures from the Capital Renewals Reserve that, in the aggregate, exceed the total aggregate amount of expenditures set forth in the then-applicable Capital Reserve Budget; provided, however, that Tenant shall be authorized to take appropriate remedial action (including making any necessary expenditures from the Capital Renewals Reserve above the total aggregate amount set forth in the then-applicable Capital Reserve Budget), without receiving Landlord’s prior approval, to the extent immediately required to remedy or respond to any of the Emergency Requirements (provided further that Tenant shall notify Landlord of any such remedial action that requires more than a de-minimus expenditure of funds from the Capital Renewals Reserve and shall promptly deliver to Landlord for Landlord’s approval a revised Capital Reserve Budget showing how such Capital Reserve Budget is impacted as a result of such emergency expenditure and how such over-Budget expenditure is to be resolved ). At the end of each Fiscal Year, any amounts remaining in the Capital Renewals Reserve shall be carried forward to the next Fiscal Year. The Capital Renewals Reserve will be kept in an interest-bearing account, and any interest which accrues thereon shall be retained in the Capital Renewals Reserve. Interest which accrues on amounts held in the Capital Renewals Reserve, shall not result in any reduction in the required transfers to the Capital Renewals Reserve set forth in Section 5.2(B) above, or (2) be included in Gross Revenues. The Landlord’s funding of the Capital Renewals Reserve pursuant to this Section 5.2 shall not be deemed an Additional Landlord Expenditure and shall not result in additional Rent from Tenant. Landlord may at Landlord’s option from time to time withdraw moneys from the Capital Renewals Reserve provided that all such withdrawals shall be used for Capital Expenditures related to the Cypress Premises or the Improvements thereon. Tenant shall cooperate with Landlord in effecting any such withdrawal.

5.3. Capital Expenditures Exceeding Capital Renewals Reserve. Tenant shall notify Landlord of the need for any Capital Expenditures determined by Tenant to be necessary or desirable for the Cypress Premises, or the Improvements thereon. Tenant will provide to Landlord such information regarding the nature of the Capital Expenditure as Landlord may request. Landlord shall have no obligation to fund any such Capital Expenditure exceeding the amount of capital available in the Capital Renewals Reserve. Landlord may, in Landlord’s Sole

Discretion, fund the cost of such excess Capital Expenditure at a mutually determined Subsequently Agreed Lease Rate. To the extent that Landlord funds any excess Capital Expenditures under this Section 5.3, all such amounts shall be Additional Landlord Expenditures and increase the amount of Minimum Rent payable hereunder for subsequent Fiscal Years. Landlord agrees to review any alternative financing proposal provided by Tenant for Tenant to finance such excess Capital Expenditure at Tenant’s sole cost and expense from a party other than the Landlord and may, in Landlord’s Sole Discretion, approve or refuse to approve the proposed excess Capital Expenditure and/or such alternative financing option.

5.4. Ownership of Replacements. All repairs, alterations, improvements, renewals or replacements made pursuant to this Article 5, and all Improvements shall be the property of Landlord upon the earlier of affixation or completion, provided that all Improvements hereafter made under the VANOC Agreement shall become the property of the Landlord in accordance with the arrangements made pursuant to the VANOC Agreement, but in any event upon completion of the Olympic and Paralympic games contemplated thereunder.

5.5. Yield Up. Upon the expiration or sooner termination of this Lease (unless such termination occurs at the closing after Boyne USA’s exercise of its Buyback Option pursuant to the Buyback Option Agreement), Tenant shall at Tenant’s sole cost and expense:

A. prior to vacating the Premises make or cause to be made such maintenance, repairs, and alterations as may be necessary to put the Leased Property in the condition required by this Section 5.5; and

B. vacate and surrender the Cypress Premises and deliver the Leased Property to Landlord in substantially the same condition in which the Cypress Premises and Leased Property were in on the Commencement Date, except as repaired, replaced, rebuilt, restored, replaced, altered or added to as permitted or required by the provisions of this Lease, reasonable wear and tear and Expropriation (and casualty damage, in the event that this Lease is terminated following a casualty in accordance with Article 10) excepted; and

C. use Tenant’s good faith, commercially reasonable efforts to transfer to Landlord, and cooperate with Landlord or Landlord’s nominee in connection with the processing of all applications for transfer to Landlord of, all Licenses and Permits and other governmental authorizations and all Contracts entered into by Tenant, including Contracts with Governmental Agencies which may be necessary for the use and operation of the Cypress Premises and Improvements as then operated, but excluding utility deposits. Landlord shall indemnify and hold Tenant harmless for all claims, costs and expenses (including reasonable legal fees) arising from acts or omissions by Landlord under such Contracts subsequent to the date of transfer thereof to Landlord; and Tenant shall indemnify and hold Landlord harmless for all claims, costs and expenses (including reasonable legal fees) arising from acts or omission by Tenant under such Contracts and/or the Licenses and Permits prior to the date of transfer thereof to Landlord; and (ii) Tenant shall re-assign to Landlord or Landlord’s nominee all of its right, title and interest under all then existing subleases. In addition, any non-exclusive license pursuant to which Landlord allows Tenant’s use of the Trademarks shall automatically terminate.

D. Turnover and deliver to CNL TRS all of the personal property required to be turned over to CNL TRS pursuant to the Turnover Agreement.

5.6. Management Matters. Tenant shall not enter into a management agreement (the “Management Agreement”) without Landlord’s prior written consent. Any such Management

Agreement shall expressly provide that the Management Agreement and all provisions thereof are expressly subordinate and subject to the terms of this Lease, and that the manager shall at all times be an “eligible independent contractor” as defined in Section 856(d) of the Code. The terms of such Management Agreement (a) shall not, in Landlord’s and its counsel’s reasonable opinion, cause the Rent to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code; (b) shall expressly provide that if Landlord and its counsel reasonably conclude that the terms of the Management Agreement will have such an effect, then the terms of the Management Agreement will be modified so that the Management Agreement, in the reasonable opinion of Landlord and its counsel, does not cause the Rent to be so characterized under the Code; provided, however, no such modifications shall affect the amount of management fees or the practical realization of the rights and benefits of the Manager thereunder; and (c) shall not in the Landlord’s reasonable opinion be inconsistent with the terms and conditions of any Secured Loan Documents.

6. IMPROVEMENTS, ETC.

6.1. No Liens. Tenant shall not grant a Lien on or security interest in the Cypress Premises or the Leased Property, or Tenant’s interest under this Lease, without the prior written consent of Landlord, which consent may be withheld by Landlord in Landlord’s Sole Discretion.

6.2. Salvage. Other than Tenant’s Personal Property, all materials which are scrapped or removed in connection with the making of repairs, alterations, improvements, renewals, replacements and additions pursuant to Article 5 shall be disposed of by Tenant and the net proceeds thereof, if any, shall be deposited into the Capital Reserve Account.

7. LIENS.

Subject to Article 8, Tenant shall not directly or indirectly, create or allow to remain, and shall promptly discharge, at its expense, any Lien, encumbrance, attachment, title retention agreement or claim upon the Cypress Premises, the Leased Property, or Tenant’s interest under this Lease, or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions, Liens and other encumbrances which are consented to in writing by Landlord, (c) Liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) subleases, if any, permitted by Article 15, (e) Liens for Impositions or for sums resulting from non-compliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) Liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant or Manager) or are for sums that are being contested in accordance with Article 8, (g) any Secured Loan Documents or other Liens which are the responsibility of Landlord pursuant to the provisions of Article 11, and (h) Landlord’s Liens.

8. PERMITTED CONTESTS

8.1. Right to Contest. Tenant shall have the right at Tenant’s sole cost and expense to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, Lien, attachment, levy, encumbrance, charge or claim (collectively, “Claims”) as to the Cypress Premises and Leased Property, by appropriate legal action or proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any Secured Loan Documents, deed of trust or other agreement encumbering the Cypress Premises or any part thereof and Tenant shall not contest any requirement set forth in the Secured Loan Documents, (c) no part of the Cypress Premises, the Leased Property nor any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby indemnifies and holds harmless Landlord from and against any cost, claim, damage, penalty or reasonable expense, including reasonable legal fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefore (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail (a) to pay or cause to be paid any Claims when finally determined, (b) to provide reasonable security therefore, or (c) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefore, upon demand, as Additional Charges, together with interest at the Interest Rate from the date of Landlord’s payment until reimbursement.

8.2. Residence of Landlord. Notwithstanding anything else to the contrary contained herein, if and for so long as Landlord is a non-resident of Canada as defined in the Income Tax Act (Canada), Landlord and Tenant shall make the applicable joint 216(4) election pursuant to the Income Tax Act (Canada) in respect of each Lease Year by filing the prescribed tax return for such income within the time limits prescribed in the Income Tax Act (Canada) and thereafter provide notification to the other that such filings having been completed. Landlord covenants and agrees to provide, promptly upon request by the Tenant from time to time, such information concerning the Landlord as may be necessary for the Tenant to discharge its obligations pursuant to Section 216(4) of the Income Tax Act (Canada). Landlord will indemnify and save harmless Tenant for any loss, costs, expenses, penalties and interest suffered or incurred by Tenant as a result of any failure by Landlord to pay amounts due and payable by Landlord pursuant to the Income Tax Act (Canada). Notwithstanding any other provision in this Lease, if and to the extent that Tenant is required to pay any amounts to any Governmental Authority as a result of having filed the applicable joint 216(4) election pursuant to the Income Tax Act (Canada), and in addition to the indemnification provisions of this Section 8.2, Tenant shall have a claim against Landlord and may set off against future Rent payments that amount which Tenant has actually paid to such Governmental Authority, and such set off shall not be a breach of this Lease by Tenant; provided, however, that Tenant agrees that it shall not pay any amounts to any Governmental Authority pursuant to a notice of assessment of the Governmental Authority unless and except if: (a) Tenant has delivered to Landlord written notice of the Governmental Authority notice of assessment together with a copy of all correspondence from such Governmental Authority, and (b) Landlord has failed to pay to the Governmental Authority within the earlier of thirty (30) days after such written notice or the occurrence of an “Imminent Levy” as defined herein, and (c) Tenant reasonably determines that it is in imminent jeopardy, if Tenant does not pay, of having its assets or operations adversely impacted in a material way, seized or levied upon as a result of such non-payment (an “Imminent Levy”). Landlord shall, at its sole cost, have the right to contest any claim by a Governmental Authority for such payment.

Promptly after receipt by Tenant of notice of assessment, notice of claim or the commencement of any action by a Governmental Authority, Tenant will notify Landlord in writing with respect thereof and Landlord will assume the conduct of such proceedings on behalf of the Tenant. After notice from Landlord to Tenant of its assumption of the conduct of proceedings (with counsel approved by Tenant, the approval of which will not be unreasonably delayed or withheld), Landlord will not be liable to Tenant under this Section for any legal or other expenses subsequently incurred by Tenant in connection with the proceedings unless the proceedings require the Tenant to have counsel separate from Landlord, or Tenant’s interests are in conflict with those of Landlord in the claim, in which case all fees and expenses of such counsel shall be assumed and paid for by Landlord. If Landlord shall not have promptly retained counsel on behalf of Tenant with respect to any such proceedings, Landlord shall not have the right to direct the conduct of the proceedings on behalf of Tenant and the Tenant shall have the right, but not the obligation, to retain counsel in such proceedings and all fees and expenses of such counsel shall be assumed and paid for by Landlord and Landlord will provide such assistance to Tenant as may be reasonably required for such proceedings including copies of non-privileged documentation relevant to the proceedings. Except in the circumstance of an Imminent Levy, Tenant shall not without the prior written consent of the Landlord agree to any settlement of any pending or threatened proceeding unless the Landlord has failed to assume conduct of the proceedings on behalf of Tenant.

9. INSURANCE.

9.1. Insurance Coverages. Commencing with the Commencement Date, and throughout the Term, Tenant shall procure and maintain for the benefit of Landlord, at Tenant’s sole cost and expense, the following:

(a)	insurance against damage to the Cypress Premises and Leased Property from risks of all nature including, without limitation, avalanche, erosion, landslide, wind and hail, flood and earthquake (but only if the Cypress Premises is within a flood or earthquake zone for which such insurance is customarily obtained) and comprehensive boiler and machinery insurance with respect to any boiler, pressure vessel and unfired pressure vessel and all air conditioning equipment, auxiliary piping, motors, compressors and electrical equipment (all on a broad form, blanket replacement cost basis), in aggregate amounts which shall not be less than the full Replacement Value thereof and in no event less than the minimum amount necessary to avoid the effect of co-insurance provisions of such policies; Ordinance and Law coverage;

(b)	use and occupancy or business interruption insurance covering loss of income to Tenant and Landlord, as applicable, for a minimum indemnity period of twelve (12) months resulting from interruption of business caused by the occurrence of any of the risks insured against under the property damage insurance referred to in Section 9.1A above;

(c)

comprehensive or commercial liability insurance on a claims made basis against claims for personal injury, death or property damage suffered by others arising out of the operations of Tenant or other occupants of the Cypress Premises, indemnifying and protecting Tenant and Landlord, and any Secured Party specified by Landlord and the Province if required under the terms of the Permit, in such amounts and to such extent as may from time to time be usual and prudent for companies operating or owning similar properties and businesses (which amounts shall initially be U.S. twenty-five million dollars (U.S. $25,000,000) (including liquor liability) for any personal injury, death, property damage or other claim in respect of any one accident or occurrence) and, without limitation of the foregoing, with provisions for cross liability and severability of interests and naming Landlord and any Secured Party specified by Landlord as an additional insured; and if alcoholic beverages are served on the Premises, liquor liability is required in the above;

(d)	Business auto liability insurance, including owned, non-owned and hired vehicles, for combined single limits (including bodily injury and property damage) of not less than U.S. five million dollars (U.S. $5,000,000) each Occurrence;

(e)	worker compensation insurance or insurance required by similar employee benefit acts as required by law, as well as employer’s liability insurance in amounts not less than U.S. one million dollars (U.S. $1,000,000) per accident/per disease;

(f)	such additional insurance as may reasonably be required from time to time, by (i) the Cypress Permit and (ii) a Secured Party under any Secured Loan Documents.

9.2. General Insurance Provisions.

A. All insurance described in Section 9.1 shall be with companies with an A.M. Best Rating of A-VII or greater. If Tenant wishes to place insurance in an insurance company that is affiliated with Tenant, the financial standing and creditworthiness of the affiliate is subject to Landlord’s approval, and Tenant will deliver Landlord such financial information regarding the affiliate as may be requested by Landlord prior to approval. All insurance may be obtained through blanket insurance programs, provided that such blanket programs substantially fulfill the requirements specified herein. The blanket insurance programs may include deductibles or risk retention levels; however, the deductibles or risk retention levels allocated to the Cypress Premises and the Leased Property shall be limited to the Insurance Retention as defined in Section 9.3. The charge-back/deductible for general liability insurance and workers’ compensation insurance allocated to the Cypress Premises and Leased Property shall not exceed U.S. One Hundred Thousand Dollars (U.S. $100,000) unless such greater amount is agreeable to both Landlord and Tenant. The property insurance deductible allocated to the Cypress Premises and the Leased Property shall not exceed U.S. One Hundred Thousand Dollars (U.S. $100,000) unless such greater amount is agreeable to both Landlord and Tenant, or if a higher deductible for high hazard risks (i.e., wind or flood) is mandated by the insurance carrier.

B. The insurance required under Section 9.1(A) shall name the Landlord as the “lender” loss payee, as well as the Province if required by the Permit, and any Secured Party specified by Landlord, in writing, as required by the Secured Loan Documents. All proceeds of insurance obtained pursuant to Sections 9.1(A) shall be payable to Landlord as a lender loss payee and shall be made available by Landlord to the repair, rebuilding or replacement of the damaged Leased Property. Landlord shall make available to Tenant the insurance proceeds required by Tenant from time to time to pay the costs of repair, rebuilding or replacement of the damaged Leased Property by deposit of such sums into the Capital Renewal Reserves account or otherwise as required by Landlord. If for any reason the Leased Property is not repaired, rebuilt or replaced, or if there are excess insurance proceeds, Landlord shall be entitled to retain such monies or, at Landlord’s option, deposit such monies into the Capital Renewals Reserve fund for future Capital Expenditure requirements.

C. Tenant shall deliver to Landlord prior to the effective date of this Lease (and, with respect to any renewal policy, at least 30 days prior to the expiration of the existing policy) certificates of insurance evidencing the insurance coverages required under Section 9.1 and any renewals thereof. All such certificates of insurance shall, to the extent obtainable, state that the insurance shall not be cancelled or materially reduced without at least sixty (60) days’ prior written notice to the certificate holder. Upon Landlord’s request, copies of said policies shall be delivered to Landlord for Landlord’s review. All such insurance shall be evaluated by Landlord, Tenant and Secured Party from time to time to ensure that the limits and coverages are adequate.

D. Notwithstanding the foregoing or anything else contained herein or elsewhere, in addition to the foregoing requirements, Tenant shall also ensure that all requisite insurance is obtained and maintained throughout the Term in accordance with all requirements set forth in any Secured Loan Documents (including, without limitation, all requirements with respect to the insurance company providing the policies and all other provisions relating to insurance set forth in the Secured Loan Documents).

9.3. Costs and Expenses.

A. All charges under any blanket programs shall be allocated to the Cypress Premises and other similar participating projects on a reasonable basis.

B. “Insurance Retention” shall mean the insurance policy deductible; however, for any insurance obtained through the blanket insurance programs, “Insurance Retention” shall mean the Cypress Premises per occurrence limit for any loss or reserve as established for the Cypress Premises, which limit shall be the same as is applied to other similar projects participating in the blanket insurance programs, or such higher amount if mandated by the insurer for high hazard risks such as earthquake, flood and wind.

9.4. Waiver of Subrogation. All policies of insurance will provide that (i) the insurance company will have no right of subrogation against any Secured Party or Landlord, or any of their respective Affiliates or the agents or employees thereof, and (ii) that the proceeds thereof in the event of loss of damage will, to the extent payable to any Secured Party, be payable notwithstanding any act of negligence or breach of warranty by Landlord which might otherwise result in the forfeiture or nonpayment of such insurance proceeds.

9.5. Indemnification of Landlord. Except as expressly provided herein including as otherwise covered by insurance, Tenant shall protect, indemnify and hold harmless Landlord for, from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and reasonable expenses (including, without limitation, reasonable legal fees), to the maximum extent permitted by law, imposed upon or incurred by or asserted against Landlord by reason of: (a) any accident, injury to or death of persons or loss of or damage to property of third parties occurring during the Term on or about the Cypress Premises and Leased Property or rights of way under Tenant’s control, and (b) any use, misuse, condition, management, maintenance or repair by Tenant or anyone claiming under Tenant of the Cypress Premises or the Leased Property or Tenant’s personal property during the Term or any litigation, proceeding or claim by Governmental Agencies to which Landlord is made a party or participant relating to such use, misuse, condition, management, maintenance, or repair thereof to which Landlord is made a party; provided, however, that Tenant’s obligations hereunder shall not apply to any liability, obligation, claim, damage, penalty, cause of action, cost or expense arising from any gross negligence or willful misconduct of Landlord, its employees, agents or contractors. Tenant, at its expense, shall defend any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity or may compromise or otherwise dispose of the same. The obligations of Tenant under this Section 9.5 shall survive the termination of this Lease for a period of three (3) years, plus for such additional time as is necessary until any such claim, action or proceeding asserted or instituted against Landlord covered under this indemnity is completely and finally resolved and all opportunities for appeals have passed.

9.6. Landlord Advance. If Tenant fails to deliver the original policies and certificates required under Section 9.2C within the time required thereby, Landlord shall have the right to obtain such insurance at Tenant’s expense and, upon demand, Tenant shall reimburse Landlord for the cost of any such insurance, together with interest at the Interest Rate from the date of Landlord’s payment until reimbursement.

10. DAMAGE, REPAIR AND EXPROPRIATION

10.1. Partial Destruction. In the event of Partial Destruction to any Leased Property, Rent shall not abate and Tenant shall, subject to the Secured Loan Documents, using the proceeds of insurance and with due diligence, repair, rebuild or replace the damaged Leased

Property, such that following such repair, rebuilding or replacement such Leased Property shall be substantially the same as, or better than, prior to such damage or destruction. Tenant shall promptly notify Landlord and the applicable insurance carriers of all such casualties and fully cooperate in processing the claim with the applicable insurance carriers. Tenant shall promptly make all necessary arrangements for the appropriate contractors and suppliers to repair and/or replace the damaged portion of the Leased Property. All such work shall be undertaken by Tenant in a workmanlike manner and in accordance with plans and specifications approved by Landlord (which approval or disapproval shall be made within fifteen (15) business days after Landlord receives the applicable plans or specifications and, if applicable, within five (5) business after Landlord receives any modifications of said plans or specifications), failing which the Landlord shall be deemed to have approved, provided that the parties agree that the standard for such repair and/or replacement shall be to repair and/or replace the damaged portion of the Improvements to levels of quality and quantity that are equal to those that existed with respect to such portion of the Improvements prior to the occurrence of the damage at issue. If insurance proceeds are insufficient to pay all of the costs of such repair, rebuild, or replacement, Tenant shall use funds available in the Capital Renewals Reserve to fund such shortfall, and if there are inadequate funds in the Capital Renewals Reserve, then the provisions of Section 5.3 regarding “Capital Expenditures Exceeding the Capital Renewals Reserve” shall apply. Tenant shall, upon completion of such repair, rebuilding or replacement, be entitled to continue its operation of the Leased Property under the terms and conditions of this Lease. If Tenant fails to diligently pursue the repair, rebuilding or replacement, or in any event fails to substantially commence such repair, rebuilding or replacement within one hundred eighty (180) days after the date of such occurrence, or if Tenant thereafter fails to diligently prosecute and complete the work, Landlord may, at its option and in addition to any other remedy it may have under this Lease, give to Tenant Notice electing to undertake such repair, replacement or rebuilding of the Leased Property in which event the insurance proceeds and funds in the Capital Renewals Reserve shall be available to Landlord for such repair, replacement or rebuilding. If Tenant determines that for reasons of obsolescence or any other reason it would be best not to undertake any such repair, replacement or rebuilding, and Landlord agrees in writing, then the Lease shall be deemed to have been amended to remove the damaged portion of the Improvements and the definition of “Leased Property” will be deemed to have been accordingly modified to take into account the removal of such portion of the Improvements.

10.2. Major Destruction. In the event of a Major Destruction of the Leased Property, Rent shall not abate and subject to the Secured Loan Documents, Landlord may in its Sole Discretion elect within thirty (30) days after the date of such event, to terminate this Lease (subject to the Tenant’s right to extend the Lease as provided for in the definition of Major Destruction), in which event this Lease shall be deemed to have terminated. In such an event, all insurance proceeds shall be the sole and absolute property of Landlord.

10.3. Reinstatement. If this Lease is terminated with respect to any portion or portions of the Improvements, pursuant to Section 10.1 and thereafter such portion or portions that were damaged or destroyed are repaired or rebuilt within five (5) years after the occurrence of the damage or destruction, this Lease (if still in force) will be reinstated with respect to such Improvements effective on the first day of the Fiscal Year immediately following the Fiscal Year in which the work is substantially completed and the definition of Improvements hereunder will be deemed to have been adjusted accordingly.

10.4. Expropriation.

A. In the event all or substantially all of the Cypress Premises and Improvements shall be taken in any Expropriation or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Cypress Premises or Leased Property that is critical to the operation (e.g. access, or the ski slopes) shall be so taken, and the result is that the continued operation of the Cypress Premises as a ski area is no longer possible, this Lease shall terminate unless each of Landlord and Tenant agree to the contrary in writing. In either such event, Landlord shall be entitled to receive all Awards resulting from such Expropriation.

B. In the event a portion of the Cypress Premises and Improvements shall be taken by the events described in Section 10.4A, or the entire Cypress Premises and Improvements are affected but on a temporary basis, and the result is not to make it impossible to continue to operate the Cypress Premises, this Lease shall not terminate and shall continue in full force and effect without abatement of Rent. If however any of the Improvements are damaged by such taking, then Tenant shall diligently repair and restore such damaged portion, using so much of any Award for any such partial taking or Expropriation as shall be necessary to render the Leased Property equivalent to its condition prior to such event. Landlord shall be entitled to the entire Award in any such circumstance, but shall transfer such portion of any Award received by it that is reasonably required to repair and restore the Improvements damaged by any Expropriation to the Capital Renewals Reserve, or at Landlord’s option to an escrow agent (“Escrow Agent”) for the purpose of funding the cost of the repair or restoration. Tenant agrees that a Secured Party is an acceptable Escrow Agent. Such amounts shall be drawn by Tenant from the Capital Renewals Reserve, or advanced by Escrow Agent, so as to permit payment for the cost of any restoration and repair. The obligations under this Section 10.4B to disburse the Award and such other amounts shall be subject to (a) the collection thereof and (b) the release of such Award by the applicable Secured Party. Tenant’s obligation to repair and restore the Improvements shall be subject to the availability of the Award, and if the Award is insufficient and there are inadequate funds in the Capital Renewals Reserve a Landlord advance as contemplated by Section 5.3, to fund the cost of such repair or restoration.

10.5. Secured Loan Documents. Notwithstanding the foregoing or anything else contained herein or elsewhere, Tenant acknowledges and agrees that the disposition of all matters relating to Partial Destruction, Major Destruction or Expropriation shall be governed by the Secured Loan Documents, to the extent applicable.

11. SECURITY.

11.1. Security.

A. Landlord shall be permitted to encumber its interest in this Lease, the Cypress Permit, the Leased Property or any part thereof, in favour of any Secured Party from time to time, subject to the terms and conditions of the Cypress Permit.

B. In the event Tenant receives any reasonable request for information on the Cypress Premises from any Secured Party, Tenant will, at Landlord’s cost, provide or distribute such information directly to such Secured Party.

11.2. Subordination and Attornment. Tenant shall, subject to a Secured Party delivering to the Tenant a non-disturbance agreement pursuant to which the Lease will continue as long as no Event of Default of Tenant has occurred, provide to any Secured Party an instrument (the “Subordination Agreement”) in form and content acceptable to Secured Party pursuant to which:

A. this Lease and any extensions, renewals, replacements or modifications thereto, and all right and interest of Tenant in and to the Cypress Premises, the Leased Property, and the Cypress Permit, shall be subject and subordinate to such Secured Loan Documents;

B. Tenant shall be obligated to each of the Subsequent Owners (as defined below) to perform all of the terms and conditions of this Lease for the balance of the remaining Term hereof, with the same force and effect as if such Subsequent Owner were Landlord;

C. If the Secured Party or a Subsequent Owner takes any proceedings in respect of the Cypress Premises or the Leased Property (including taking possession, foreclosure or power of sale) as a result of the occurrence of a default under the Secured Loan Documents, Tenant shall attorn and be bound to such Secured Party or a Subsequent Owner under all of the terms of this Lease for the balance of the Term thereof remaining, including any renewals and/or extensions, with the same force and effect as if Secured Party or a Subsequent Owner were the landlord under this Lease, and Tenant hereby attorns to Secured Party or a Subsequent Owner as landlord under this Lease, such attornment to take effect automatically, without the execution of any further instrument on the part of any of the parties hereto, immediately upon the Secured Party or a Subsequent Owner taking possession or control of the Cypress Premises or foreclosing under the Secured Loan Documents or otherwise becoming the permittee of the Cypress Premises or the owner of the Leased Property, but in each case subject to any conditions or restrictions imposed under or pursuant to the Cypress Permit or otherwise imposed by the Minister. If Secured Party exercises a power of sale as a result of the occurrence of a default under the Secured Loan Documents, Tenant shall attorn and be bound to the Subsequent Owner pursuant to such power of sale under all of the terms of this Lease for the balance of the Term hereof remaining, including any renewals and extensions, with the same force and effect as if the Subsequent Owner were the landlord under this Lease, such attornment to take effect automatically, without the execution of any further instrument on the part of the purchaser or Tenant, immediately upon the Subsequent Owner taking possession of the Cypress Premises. Tenant also agrees, however, to execute and deliver at any time and from time to time, upon the request of Secured Party or any such Subsequent Owner: (a) any instrument or certificate which, in the reasonable judgment of Secured Party or such Subsequent Owner may be necessary or appropriate to evidence such attornment, and (b) an up to date estoppel certificate in form and substance consistent with this Lease. Further, but subject to Section 11.2D below, from and after any such attornment, Secured Party or such a Subsequent Owner shall be bound to Tenant under all of the terms, covenants and conditions of this Lease and Tenant shall not be disturbed in its rights to use and occupancy under the terms of this Lease; provided, however, that Secured Party or such Subsequent Owner shall not be:

(i) liable for any action or omission of, or any payment required to be made by, any prior landlord (including Landlord);

(ii) bound by any rent which Tenant might have paid for more than the current month to any prior landlord (including Landlord);

(iii) liable for the return or application of any security deposits unless Landlord actually delivers such deposits to Secured Party;

(iv) liable for the cost of any Improvements which are Landlord’s responsibility;

(v) bound by any termination, surrender or amendment or modification of this Lease made without Secured Party’s written consent; or

(vi) subject to any offsets or deficiencies, which Tenant might be entitled to assert against any prior landlord (including Landlord).

D. Notwithstanding the foregoing or anything else contained herein or elsewhere, Tenant acknowledges and agrees that if Tenant is in default under this Lease and there is a foreclosure of the Security Instrument (or a deed, vesting order or other conveyance in lieu of foreclosure), or other exercise by such Secured Party (or its successor or assign) of its rights or remedies in connection with which title or possession of the Cypress Permit or the Leased Property, or any portion thereof is transferred to the Secured Party (or its designee) or to a purchaser at foreclosure or to a subsequent purchaser from the Secured Party (or from its designee) (all of the foregoing shall collectively be referred to as “Subsequent Owners”), this Lease may or may not be terminated in the Secured Party’s or the Subsequent Owner’s Sole Discretion. If the Secured Party or the Subsequent Owner elects to terminate this Lease, Tenant shall first assign all of its right, title and interest in any subleases to the Secured Party or Subsequent Owner at no cost to the Secured Party or Subsequent Owner and comply with the balance of this Lease.

11.3. Compliance with Cypress Permit. Tenant shall manage and operate the Cypress Premises in compliance with all obligations imposed pursuant to the Cypress Permit.

11.4. Liens; Credit. Tenant shall not cause any Lien to be filed against the Cypress Premises or Leased Property or any portion thereof, and shall use commercially reasonable efforts to prevent any Liens from being filed against the Cypress Premises or the Leased Property which may arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Cypress Premises or the Leased Property, and shall obtain the release of any such Liens. This obligation shall not limit Tenant’s rights to Contest provided for under Article 8 hereunder, nor to grant a security interest in respect of any Financial Indebtedness incurred by the Tenant in connection with its working capital within the limitations set forth in Section 4.

11.5. Amendments Requested by Secured Party. If requested by any Secured Party or prospective Secured Party, Tenant agrees to execute and deliver any amendment of this Lease that is reasonably required by such Secured Party or prospective Secured Party, provided that Tenant shall be under no obligation to amend this Lease if the result of such amendment would be to materially and adversely increase Tenant’s obligations or to materially and adversely affect Tenant’s rights under this Lease. Any such amendment shall be in effect only for the period of time in which such Secured Loan Documents are outstanding.

11.6. Blocked Account Arrangements. To the extent required by a Secured Party from time to time, Tenant and the Secured Party shall enter into a written lock box or blocked account agreement or agreements, in the form and content requested by the Secured Party, in connection with the deposit, payment and disbursement only of all Rent hereunder from time to time and such other matters may be agreed between Landlord and Tenant each acting reasonably.

11.7. Direction re: Payment of Secured Loan and other Financial Indebtedness. If so directed by Landlord in writing, Tenant will pay Rent payable to Landlord hereunder directly to any Secured Party or other lender or creditor in respect of any Financial Indebtedness of Landlord.

12. DEFAULTS AND REMEDIES

12.1. Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” hereunder:

(a)	should Tenant fail to make any payment of Minimum Rent within five (5) Business Days after Notice thereof, or fail to make payment of any other Rent or any other sum, payable hereunder when due and such failure shall continue for a period of ten (10) days after Notice thereof; or

(b)	should Tenant fail to maintain the insurance coverages required under Article 9; or

(c)	should Tenant breach or be in default under, and if a cure period is applicable fail to timely cure in accordance with the provisions thereof any obligation that is applicable to the Tenant under the Cypress Permit, the VANOC Agreement, or the Personal Property Lease; or

(d)	should Skylift breach or be in default under, and if a cure period is applicable fail to timely cure in accordance with the provisions thereof, the Skylift Lease; or

(e)

subject to Article 8 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) and (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with due diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within thirty (30) days after Notice thereof from Landlord and thereafter prosecutes the curing of such default with all due diligence, such period of time shall be extended to such period of time (not to exceed three hundred sixty-five (365) days) as may be necessary to cure such default with all due diligence; or

(f)	should Tenant (or Indemnifier during the period that its Indemnity is in effect) generally not be paying its debts as they become due or should Tenant (or Indemnifier the period that its Indemnity is in effect) make a general assignment for the benefit of creditors; or

(g)

should any petition be filed by, on behalf of or against Tenant (or Indemnifier during the period that its Indemnity is in effect) under the Bankruptcy and Insolvency Act or the Companies’ Creditors Arrangement Act, Canada, or should any other proceeding be instituted by or against Tenant (or Indemnifier during the same period) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant (or Indemnifier during the same period) or for any substantial part of the property of Tenant or Indemnifier and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph; or

(h)	should Tenant (or Indemnifier during the period its Indemnity is in effect) cause or institute any proceeding for its dissolution or termination; or

(i)	unless Tenant shall be contesting such Lien or attachment in good faith in accordance with Article 8, should the estate or interest of Tenant in the Cypress Premises or any part thereof be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within the later of (i) one hundred and twenty (120) days after such attachment or levy in which case Tenant shall give notice to Landlord of the dispute but Tenant may defend in any reasonably suitable way, and (ii) thirty (30) days after receipt by Tenant of Notice thereof from Landlord; it being understood and agreed that Tenant may commence a contest of such matter pursuant to Article 8 above following such Notice from Landlord,

(j)	Any default by the Indemnifier under its Indemnity Agreement and failure to cure within any applicable cure period, shall be a default under this Lease, including without limitation failure to maintain minimum liquidity as set forth in the Indemnity Agreement,

(k)	Any default by the Tenant under the terms of the Turnover Agreement,

then, and in any such event, (and to the extent expressly provided above, the passage without cure of any cure period expressly provided above) the next three (3) months Rent shall immediately become due and payable to Landlord and Landlord, in addition to all other remedies available to it, may terminate this Lease by giving Notice thereof to Tenant and upon the expiration of the time fixed in such Notice but in any event not less than thirty (30) days, this Lease shall terminate and all rights of Tenant under this Lease shall cease. Landlord shall have and may exercise all rights and remedies available at law and in equity to Landlord as a result of Tenant’s breach of this Lease, including without limitation the right of re-entry upon the Cypress Premises and the right to retake possession of the Leased Property upon and at any time after the occurrence of an Event of Default.

12.2. Remedies. None of (a) the termination of this Lease pursuant to Section 12.1, (b) the repossession of the Cypress Premises or any portion thereof, (c) the failure of Landlord to re-let the Cypress Premises, or the Leased Property, or any portion thereof, nor (d) the re-letting of all or any portion of the Cypress Premises or the Leased Property, shall relieve Tenant of its liability and obligations hereunder, all of which shall survive any such termination, repossession or re-letting of the Cypress Premises or the Leased Property. In the event of any such termination, repossession or re-letting, Tenant shall forthwith pay to Landlord all Rent due and payable under the Lease through and including the date of such termination, repossession or re-letting. Thereafter, Tenant, until the end of what would have been the Term of this Lease (assuming no extension beyond the then-current Term) in the absence of such termination, repossession or re-letting, and whether or not the Cypress Premises or any portion thereof shall have been re-let, shall, at Landlord’s option, be liable to Landlord for, and shall pay to Landlord, as current damages, the Rent and other charges which would be payable hereunder for the remainder of the Term had such termination, repossession or re-letting not occurred, LESS the net proceeds, if any, of any re-letting of the Cypress Premises or any other operation of the Cypress Premises by Landlord (if Landlord repossesses the Cypress Premises), after deducting all reasonable expenses in connection with such re-letting, or operation, as applicable, including, without limitation, all reasonable repossession costs, brokerage commissions, legal expenses, legal fees, advertising, expenses of employees, alteration costs and expenses of preparation for such re-letting (such expenses being hereinafter referred to as the “Re-letting Expenses”). Tenant shall pay such current damages to Landlord monthly on the days on which the Minimum Rent would have been payable hereunder if this Lease had not been so terminated.

In case of any Event of Default, re-entry, expiration or dispossession by summary proceedings or otherwise, Landlord may, subject to any conditions imposed under the Cypress Permit or otherwise by the Minister, (a) re-let the Cypress Premises and the Leased Property or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms which may at Landlord’s option, be equal to, less than or exceed the period which would otherwise have constituted the balance of the Term and may grant concessions or free rent to the extent that Landlord considers advisable and necessary to re-let the same, and (b) may make such reasonable alterations, repairs and decorations thereof as Landlord, acting reasonably, and subject to the provisions of the Cypress Permit, considers advisable and necessary for the purpose of re-letting the Cypress Premises and Leased Property; and the making of such alterations, repairs and decorations shall not operate or be construed to release Tenant from liability hereunder as aforesaid. Landlord shall in no event be liable in any way whatsoever for any failure to re-let all or any portion of the Cypress Premises or the Leased Property, or, in the event that such is re-let, for failure to collect the rent under such re-letting. To the maximum extent permitted by law, Tenant hereby expressly waives any and all rights of redemption granted under any present or future laws in the event of Tenant being evicted or dispossessed, or in the event of Landlord obtaining possession of the Cypress Premises and Leased Property, by reason of the occurrence and continuation of an Event of Default hereunder.

12.3. Tenant’s Continuing Operation. In the Event of Default, and notwithstanding any termination of this Lease, Landlord may at Landlord’s option request that Tenant continue to operate the Cypress Premises and Leased Property under the terms of this Lease (including Tenant paying all Rent) until such time as Landlord enters into a new sub-permit with a successor tenant acceptable to the Province and to Landlord. Upon such request of Landlord, Tenant shall continue the operation of the Cypress Premises on a month-to-month basis, terminable on the later of (i) not less than thirty (30) days’ notice by Landlord and (ii) Landlord’s delivery of possession of the Cypress Premises to a replacement subpermittee acceptable to Landlord and the Province. Tenant’s obligation to continue operation after termination shall extend for a maximum of 180 days, provided that if the Province is processing an application by Landlord for a successor subpermittee such obligation shall extend until such processing by the Province is completed and a replacement subpermittee is approved by the Province. Tenant shall not oppose and shall express to the Province in writing, if requested by Landlord, the Tenant’s support for any such Landlord application for approval by the Province of such replacement subpermittee. Tenant shall be entitled to the benefit of the business of the operations during such period subject to the provisions of Section 12.4.

12.4. Application of Funds. All revenues received by Tenant from the operation of the Cypress Premises and Leased Properties subsequent to an Event of Default shall be first applied to the payment of Rent as determined by the Landlord. Any payments received by Landlord under any of the provisions of this Lease during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Lease in such order as Landlord may determine or as may be prescribed by the laws of the Province with the balance, if any, to the benefit of Tenant.

12.5. Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine there is an Emergency Requirement), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by law, enter upon the Cypress Premises and the Improvements or any portion thereof for such purpose and take all such action thereon as, in the reasonable opinion of the Landlord and subject to Minister’s consent, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable legal fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Interest Rate from the date such sums are paid by Landlord until repaid, shall be reimbursed by Tenant to Landlord, on demand.

13. HOLDING OVER. Any holding over by Tenant after the expiration or sooner termination of this Lease shall be treated as a daily tenancy at sufferance at a rate equal to two times the Rent and other charges herein provided (prorated on a daily basis), provided however if such holding over is pursuant to Landlord’s written request as set forth in Section 12.3 or subsequent to the expiration date of the term and precedes the closing of the Tenant’s exercised buyback option pursuant to the Buyback Option Agreement, then Rent shall be paid at a rate as if there had been no expiration or termination of the Lease. Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Lease and Tenant hereby waives any right to claim the existence of a Lease by sufferance under any applicable law.

14. TRANSFERS BY LANDLORD OR SECURED PARTY

Landlord or Secured Party (including, in all cases a Subsequent Owner) shall have the unrestricted right, subject to any requirement for Minister’s consent pursuant to any restrictions under the Cypress Permit, to convey, transfer, assign or encumber the Cypress Premises, the Leased Property, the Cypress Permit, and its interest in this Lease, in whole to a Secured Party pursuant to Section 11 above, or to any other grantee or transferee subject to the provisions of this Lease provided only that such other grantee or transferee agrees to assume all obligations of the Landlord hereunder. If Landlord or Secured Party transfers in accordance with the terms hereof to a grantee or transferee that expressly assumes in writing all obligations of Landlord hereunder or Secured Party under its Secured Loan Documents arising or accruing from and after the date of such transfer, Landlord or Secured Party shall thereupon be released from all future liabilities and obligations of Landlord or Secured Party under this Lease or its Secured Loan Documents arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner or secured party.

15. SUBLETTING AND ASSIGNMENT

15.1. Restriction on Mortgaging, Subletting and Assignment.

A. Except as set forth in this Section 15.1A, Tenant shall not, without Landlord’s prior written consent (which may be given or withheld by Landlord in its Sole Discretion) and the consent of Landlord’s Secured Party if required by any of the Secured Loan Documents: (a) assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Lease or any part of the Cypress Premises and/or the Leased Property or any part hereof or any right, title or interest herein, or (b) sublease (which term shall be deemed to include the granting of concessions, licenses, permits and the like) all or any part of the Cypress Premises or the Leased Property, or (c) suffer or permit this Lease or the sub-permit rights created hereby or any other rights arising under this Lease to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or (d) permit the use or operation of the Cypress Premises or the Leased Property by anyone other than (i) Tenant and its customers in the ordinary course of business but subject to the provisions of Section 4.1 and the provisions of the VANOC Agreement, and (ii) third parties who are given a temporary right to use a portion of the Cypress Premises for a period not to exceed two (2) weeks in duration, including rights granted under permit, provided that any such use is consistent with the uses allowed under the Permit and does not interfere with the operations of Tenant. For purposes of this Section 15.1, a Transfer of this Lease requiring Landlord’s consent shall be deemed to include the following: any direct or indirect transfer of any interest in Tenant or any transaction pursuant to which Tenant is merged or consolidated with another Entity or pursuant to which all or substantially all of

Tenant’s assets are transferred to any other Entity, but shall not include any involuntary Liens or attachments contested by Tenant in good faith in accordance with Article 8 or any merger or consolidation with another Entity pursuant to which there is no change of Control or requirement under the Permit or the VANOC Agreement for the Minister’s or VANOC’s consent or approval. Each of the foregoing is considered a “Transfer” and all of the foregoing is collectively, the “Transfers”, a recipient of a Transfer is a “Transferee”.

B. If this Lease is assigned or if the Cypress Premises, the Leased Property or any part thereof is Transferred by Tenant, Landlord or its Secured Party may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 15.1(A), the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Lease. In addition, Tenant hereby grants to Landlord a first ranking security interest in all rents and revenues from any assignee, subtenant, occupant or other Transferee from time to time to secure the payment of Rent and the performance of all obligations to be paid and performed by Tenant to or for the benefit of Landlord under this Lease and any amendments hereto from time to time.

C. If Tenant Transfers with Landlord’s consent in accordance with the terms hereof to a grantee or transferee whose creditworthiness is expressly approved in writing by Landlord and who expressly assumes in writing all obligations of Tenant hereunder and under the Personal Property Lease arising or accruing from and after the date of such

Transfer, Tenant shall thereupon be released by Landlord from all future liabilities and obligations of the Tenant under this Lease arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new tenant, its successors and assigns. No consent to any Transfer in a particular instance shall be deemed to be a waiver of the prohibition set forth in this Section 15.1 as it applies to the new tenant. No Transfer shall affect any Permitted Use, nor contravene or result in a default under or non-compliance with any provision of the Cypress Permit. Any Transfer of Tenant’s interest under this Lease in contravention of this Section 15.1 shall be void.

D. Any Transfer by or on behalf of Tenant of all or any portion of the Cypress Premises, the Leased Property or the Lease (said Transfers being collectively, the “Future Transfers” or individually a “Future Transfer”) shall provide (a) that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subject to subordinate; (b) that in the event of termination or expiration of this Lease or re-entry or dispossession of Tenant by Landlord under this Lease, Landlord may take over all of the right, title and interest of Tenant, and, except as provided below, such Future Transferee shall, at Landlord’s option, attorn to Landlord and/or any Secured Party (including, in each case, a Subsequent Owner) pursuant to the then executory provisions of such Transfer and become a direct tenant of Landlord and/or any Secured Party, except that neither Landlord nor any Secured Party, as holder of a Security Loan Document or as landlord under this Lease, if such Secured Party succeeds to that position, shall (i) be liable for any act or omission of Tenant under such Transfer, (ii) be subject to any credit, counterclaim, offset or defense which theretofore accrued to such Transferee against

Tenant, (iii) be bound by any previous prepayment of more than one (i) month’s rents, (iv) be bound by any covenant of Tenant to undertake or complete any construction of the Leased Property or any portion thereof, (v) be required to account for any security deposit of the Transferee other than any security deposit actually delivered to Landlord by Tenant, (vi) be bound by any obligation to make any payment to such Transferee or grant any credits, except for services, repairs, maintenance and restoration provided for under the sublease that are performed after the date of such attornment, (vii) be responsible for any monies owing by Tenant to the credit of such Transferee, or (viii) be required to remove any Person occupying any portion of the Leased Property; and (c) in the rent that such Transferee receives a written Notice from Landlord or any Secured Party stating that an Event of Default has occurred and is continuing, such subtenant shall thereafter be obligated to pay all rentals and other monies accruing under such Transfer directly to the party giving such Notice or as such party may direct. All rentals and other monies received from such Transferee by Landlord or the Secured Party, as the case may be, shall be credited against the amounts owing by tenant under this Lease and such Transfer shall provided that the Transferee thereunder shall, at the request of Landlord, execute a suitable instrument in confirmation of such agreement to attorn. An original counterpart of each such Transfer duly executed by Tenant and such Transferee shall be delivered promptly to Landlord, Tenant shall remain liable for the payment of Rent from and after the date of such assignment, and shall not be released from any obligations of the Tenant hereunder except in the circumstances of a release under Section 15.1C above.

15.2. Transfer Limitation. For so long as Landlord or any Affiliate of Landlord, shall seek to qualify as a real estate investment trust, anything contained in this Lease to the contrary notwithstanding, Tenant shall not sublease or otherwise Transfer the Cypress Premises or Improvements on any basis such that Landlord determines that the rental to be paid by any Transferee thereunder would be based, in whole or in part, on either (a) the net income or profits derived by the business activities of such Transferee, or (b) any other formula such that any portion of such sublease rental would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code or any similar or successor provision thereto.

16. TENANT CERTIFICATES AND FINANCIAL STATEMENTS

16.1. Tenant Certificates. At any time and from time to time, upon not less than ten (10) Business Days prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Lease is unmodified and in full force and effect (or that this Lease is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 16.1 may be relied upon by the requesting party, its lenders and any prospective purchaser or Secured Party of the Cypress Premises, the Leased Property or the permitted rights hereby created.

16.2. Accounting, Distributions and Annual Reconciliation.

A. Within twenty (20) days after the close of each Accounting Period, Tenant shall deliver to Landlord an interim profit and loss statement for the preceding Accounting Period certified by the Tenant’s chief financial officer to be true and correct (an “Accounting Period Statement”).

B. Calculations and payments made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within sixty (60) days after the end of each Fiscal Year, Tenant shall deliver to Landlord audited Financial Statements in reasonable detail summarizing the operations of the Cypress Premises for the immediately preceding Fiscal Year and a certificate of Tenant’s chief accounting officer, or equivalent, certifying that, to the best of his or her knowledge, such Financial Statements are true and correct. The parties shall, within ten (10) Business Days after Landlord’s receipt of such Financial Statements, make any adjustments, by cash payment, in the amounts paid or retained for such Fiscal Year as are needed because of the final figures set forth in such Financial Statements. Such Financial Statements shall be controlling over the preceding Accounting Period profit and loss statements.

16.3. Books and Records. Books of control and account pertaining to operations at the Cypress Premises shall be kept on the accrual basis and in all material respects in accordance with GAAP consistently applied. Upon Landlord’s reasonable request and at reasonable intervals during normal business hours Landlord shall have the right to examine such records at the Cypress Premises. If Landlord desires to audit or examine the Annual Operating Statement, Landlord shall notify Tenant in writing within sixty (60) days after receipt of such Financial Statements of its desire for the audit, and shall complete such audit within ninety (90) days after commencement thereof. Landlord may provide copies of any financial statements, books or records to any Secured Party or any other person directly or indirectly providing financing to Landlord.

16.4. Annual Business Plan. Not later than sixty (60) days prior to each Fiscal Year, Tenant shall deliver to Landlord an annual “business plan” for the succeeding Fiscal Year for Landlord’s review and comments. Tenant shall review in good faith Landlord’s comments prior to finalizing its business plan. The business plan shall include projections of income and expenses on a monthly basis for the succeeding fiscal year in detailed line item breakdown, together with a marketing plan describing in detail the Tenant’s plan for marketing the Tenant’s operations at the Cypress Premises, including a detailed line item marketing budget.

16.5. Update Meetings. Tenant agrees that Tenant will meet with Landlord upon Landlord’s request to review such aspects of the Leased Property and Tenant’s operations thereon as Landlord may reasonably request. Such meetings shall occur no more frequently than quarterly without Tenant’s consent.

16.6. Approvals. In this Lease, where Tenant or Landlord is required to obtain the other’s consent or approval with respect to: (i) the execution and delivery of an agreement or contract; (ii) the use of the Premises; (iii) any Capital Expenditure; (iv) the enforcement of any provision in the Permit, the VANOC Agreement or any other agreement entered into by the Landlord but carried out by the Tenant; (v) all budgets, Capital Reserve Budgets, operating plans or other reporting requirements of the Tenant; the other shall promptly review and provide a timely response and information reasonably requested by the other. A response will be deemed “timely” if given within ten (10) days, except if a shorter period is required due to the emergency nature of the request, (which for the purposes of this section includes any opportunity that must be realized or committed to within a shorter period of time than ten (10) days where the request for consent or approval and the information necessary for a decision to be made have not been delayed in their transmittal to the party being requested to respond on an expedited basis), in which case such response will be given as promptly as reasonably possible. To facilitate such approval process, each party shall appoint an individual to be responsible for the Cypress Premises and such individual shall have the authority to provide consent whether in writing or otherwise to the other, and each shall be entitled to rely upon the authority of such appointed individual to give the consents and approvals required hereunder.

16.7. Sarbanes-Oxley. In connection with Landlord’s responsibility to maintain effective internal controls over financial reporting and the requirements for complying with the Sarbanes Oxley Act of 2002, Tenant hereby agrees to provide access and reasonable assistance necessary to Landlord that will allow Landlord to conduct activities necessary to satisfy its responsibilities, as previously outlined, including but not limited to the activities stipulated by the Public Company Accounting Oversight Board in its release 2004-1, or other similarly promulgated guidance by other regulatory agencies. Tenant hereby agrees to provide, at Landlord’s request, a report prepared by an independent registered certified public accountant pursuant to the AICPA’s statement on auditing standards No. 70 “Reports on the Processing of Transactions by Service Organizations” (“SAS No. 70”) utilizing a “Type II approach,” as defined in that SAS No. 70. Tenant shall be reimbursed its reasonable third party expenses incurred for all such services and assistance requested by Landlord, including third party expenses for provision of the report pursuant to SAS No. 70. Landlord agrees to provide Tenant with appropriate notice regarding the conduct of the activities anticipated in this provision.

17. LANDLORD’S RIGHT TO INSPECT. Tenant shall permit Landlord and any Secured Party or any other Person directly or indirectly providing financing to Landlord and their authorized representatives to inspect the Cypress Premises at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Lease, provided that any inspection or repair by Landlord or Secured Party or other Person or its representatives will not unreasonably interfere with Tenant’s use and operation of the Cypress Premises and further provided that in the event of an emergency, as determined by Landlord or Secured Party or other Person in its reasonable discretion, prior Notice shall not be necessary.

18. BUYBACK OPTION. Landlord and CNL TRS, are parties to that certain “Buyback Option Agreement” pursuant to which Landlord and CNL TRS have granted to Boyne USA, Inc. the option to buy back or cause the Tenant to buy back from Landlord the Improvements and all of the rights and obligations under and pursuant to the Cypress Permit and all of the related Personal Property from CNL TRS, together with other assets purchased pursuant to the Asset Purchase Agreement subject to and on the terms and conditions set forth in the Buyback Option Agreement.

19. MISCELLANEOUS.

19.1. Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Lease exceed the maximum permissible under Applicable Laws, and if, from any circumstance whatsoever, fulfillment of any provision of this Lease, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of any installment of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Lease and any other agreements between Landlord and Tenant.

19.2. No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by law, no waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.

19.3. Remedies Cumulative. To the maximum extent permitted by law, and except as specifically waived herein, each legal, equitable or contractual right, power and remedy of Landlord, now or hereafter provided either in this Lease or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise by Landlord or Tenant of any or all of such other rights, powers and remedies.

19.4. Severability. Any clause, sentence, paragraph, section or provision of this Lease held by a court of competent jurisdiction to be invalid, illegal or ineffective shall not impair, invalidate or nullify the remainder of this Lease, but rather the effect thereof shall be confined to the clause, sentence, paragraph, section or provision so held to be invalid, illegal or ineffective, and this Lease shall be construed as if such invalid, illegal or ineffective provisions had never been contained therein.

19.5. Acceptance of Surrender. No surrender to Landlord of this Lease or of the Cypress Premises or any part thereof or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.

19.6. No Merger of Title. It is expressly acknowledged and agreed that it is the intent of the parties that there shall be no merger of this Lease or of the interest created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly the Tenant’s interest under this Lease or the rights created hereby, and the Landlord’s rights under the Cypress Permit.

19.7. Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Cypress Premises and Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) the terms and conditions of the Cypress Permit and the VANOC Agreement, and (b) any Encumbrance permitted to be created by Landlord hereunder, (c) all Permitted Encumbrances, (d) Liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Cypress Premises, and (e) Liens that have been consented to in writing by Tenant. Except as otherwise provided in this Lease, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Lease or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Lease, or to fail to perform any other obligation of Tenant hereunder.

19.8. Dispute Resolution. The Landlord and Tenant covenant and agree with each other as follows:

(a) if there is a dispute or disagreement between the parties in respect of any of the provisions of this Lease (other than payment of Rent or a Tenant default that in Landlord’s reasonable judgment requires specific performance or injunctive relief, or immediate dispossession in order to protect the value of Landlord’s reversionary interest in the Leased Property), which remains unresolved for a period of 30 days, each party will designate a senior manager or officer to review and make reasonable efforts to develop a workable resolution to the dispute or disagreement. The communications in any such attempts to settle shall be privileged in any subsequent proceedings or action, and the failure to arrive at a resolution shall give rise to no claim by either party, whether or not a party arguably failed to make a reasonable effort.

(b) Either party to a dispute or disagreement may at any time refer the dispute or disagreement, including a dispute or disagreement which is under an internal review under Section 19.8(a) for determination by arbitration in accordance with the following:

A. The arbitration will be conducted by a sole arbitrator agreed by the parties to the dispute unless the parties fail to agree on such sole arbitrator within ten (10) Business Days of the giving of the notice of arbitration or the parties agree that the arbitration should be conducted by a panel of three (3) arbitrators;

B. if the parties fail to agree on a sole arbitrator pursuant to the above, or agree to have a panel of three (3) arbitrators conduct the arbitration:

(c) each party will promptly select an arbitrator and the two (2) arbitrators will then promptly select a third arbitrator;

(d) if either party fails to select an arbitrator within seven (7) Business Days of the notice of arbitration the arbitrator selected by the other party will act as the sole arbitrator;

(e) if the arbitrator selected by the parties fails to select a third arbitrator within ten (10) Business Days of the later of their appointments, either party may apply to the Supreme Court of British Columbia for the appointment of a third arbitrator;

A. the decision of a majority of the arbitrators or the sole arbitrator, as the case may be, including any decision as to costs, will be final and binding upon the parties but will not be a precedent in any subsequent arbitration under this Lease; and

B. except as expressly provided herein, all arbitrations will be conducted according to the laws governing commercial arbitrations in British Columbia.

(f) Any dispute referred to arbitration will be dealt with on an expeditious basis with both parties using all commercially reasonable efforts to obtain and implement a timely decision of the arbitrator or arbitrators.

19.9. No Recordation. Neither Landlord nor Tenant shall record or register this Lease or a notice thereof unless required by a Secured Party.

19.10. Notices.

A. Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Lease shall be deemed adequately given if in writing and the same shall be delivered either in hand, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, post-paid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

B. All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Lease upon the date of receipt or refusal, except that whenever under this Lease a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

C. All such notices shall be addressed,

If to the Landlord:	R&H US Canadian Cypress Limited, as trustee of the Cypress Jersey Trust Ordnance House 31 Pier Road St. Helier, Jersey JE4 8PW Channel Islands Attn: David Goar Fax No. 44 1534 825250

With a copy to:

CNL Income Properties, Inc.

450 S. Orange Avenue

Orlando, Florida 32801

Attention: Tammie A. Quinlan, Executive Vice President and Chief Financial Officer

Attn: Amy Sinelli, Vice President and Corporate Counsel

Fax: 407-540-2544

Telephone: 407-650-1000

With a copy to:	Lowndes, Drosdick, Doster, Kantor & Reed, P.A. 215 N. Eola Drive Orlando, Florida 32801 Attn: Michael Ryan, Esq. Fax: (407) 843-4444 Telephone: (407) 843-4600

If to Tenant to:

Cypress Bowl Recreations Limited Partnership

Top of Cypress Bowl Road

Cypress Provincial Park

P. O. Box 91252

West Vancouver, BC V7V 3N9

Attn: Maureen Collins, Controller

Fax: (604) 926-7121

Telephone: (604) 926-5612

With a copy to, and otherwise if to Indemnifier, to:	Boyne USA, Inc. 1 Boyne Mountain Road P.O. Box 19 Boyne Falls, Michigan 49713 Attn: Roland Andreasson, Chief Financial Officer Fax: (231) 549-6094 Telephone: (231) 675-7241

and in either case, with a copy to:	Lawson Lundell LLP 1600-925 West Georgia Street Vancouver, BC V6C 3L2 Attn: Valerie C. Mann, Esq. Fax: (604) 669-1620 Telephone: (604) 685-3456

D. By notice given as herein provided, the parties hereto and their respective successors and assigns shall have the right from time to time and at any time during the term of this Lease to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within Canada, the Island of Jersey, or the United States of America.

19.11. Construction. Anything contained in this Lease to the contrary notwithstanding, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Lease with respect to the Cypress Premises or Leased Property shall survive such termination or expiration. Neither this Lease nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Lease to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Lease. Except as otherwise set forth in this Lease, any obligations arising prior to the expiration or sooner termination of this Lease (including without limitation, any monetary, repair and indemnification obligations) shall survive the expiration or sooner termination of this Lease; provided, however, that each party shall be required to give the other Notice of any such surviving and unsatisfied obligations within one year after the expiration or sooner termination of this Lease.

19.12. Limited Recourse. Anything contained in this Lease to the contrary notwithstanding, Tenant agrees and acknowledges that no party owning any stock of any corporation that is an affiliate of the Landlord (a “CIP Stockholder”) shall be personally liable, as a result of being a CIP Stockholder, for obligations of any kind , including, but not limited to, any debts, claims, liabilities, demands, or judgments, which arise, directly or indirectly, as a result of, or in connection with this Lease. This provision shall survive the Closing or termination of this Lease.

Anything contained in this Lease to the contrary notwithstanding, Landlord agrees and acknowledges that except for the Indemnifier pursuant to the Indemnity Agreement for the term thereof only, no party owning any stock or other security interest (including a limited partnership unit or ownership interest) of any corporation or partnership that is an Affiliate of the Tenant (a “CBRLP Stockholder”) shall be personally liable, as a result of being a CBRLP Stockholder, for obligations of any kind, including, but not limited to, any debts, claims, liabilities, demands, or judgments, which arise, directly or indirectly, as a result of, or in connection with this Lease. This provision shall survive the Closing or termination of this Lease.

19.13. Counterparts; Headings. This Lease may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the date hereof when copies hereof, which, when taken together, bear the signatures of each of the parties hereto shall have been signed. Headings in this Lease are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.

19.14. Entire Agreement. This Lease and any other written agreement between the parties hereto with respect to the subject matter hereof constitute the entire agreement between the Landlord and Tenant with respect to the subject matter hereof and there are no other representations, warranties, collateral warranties, agreements, collateral agreements, statements or assurances of any kind or nature whatsoever upon which any party is entitled to rely. This Lease may not be amended, modified or varied, except by a written agreement signed by all parties hereto. The terms of this Lease shall control in the event of any conflict with, and in the interpretation of, all provisions of the Asset Purchase Agreement or any term sheet or letter of intent related thereto.

19.15. Applicable Law, Etc. This Lease shall be interpreted, construed, applied and enforced in accordance with the laws of the Province, regardless of (a) where this Lease is executed or delivered; or (b) where any payment or other performance required by this Lease is made or required to be made; or (c) where any breach of any provision of this Lease occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the Province; or (g) any combination of the foregoing. To the maximum extent permitted by Applicable Law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Lease but subject to the provisions of section 19.8 which shall take precedence, may be brought and prosecuted in such court or courts located in the Province; and the parties consent to the jurisdiction of said court or courts located in the Province and to service of process by registered mail, return receipt requested, or by any other manner provided by law.

19.16. Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Lease, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term and any renewal and/or extension thereof the full right to enter into this Lease and perform its obligations hereunder.

19.17. Indemnity of Tenant’s Performance. With respect to a period of four (4) calendar years from the Commencement Date, the Indemnitor shall be jointly and severally liable for the Tenant’s covenants and obligations in respect of the payment to Landlord of the Minimum Rent provided for herein, as provided for in and subject to the terms of the Indemnity.

19.18. Time. Time shall be of the essence of this Lease and in each and every part hereof.

19.19. Exculpation of Trustee. Notwithstanding anything express or implied in this Lease to the contrary, to the extent that a trust is or becomes Landlord hereunder (a “Trust”), the maximum liability of the trustees of said Trust under this Lease (including, without limitation, any liability for interest, costs, expenses and/or any other sums recoverable under this Lease) shall not exceed the value of the property held in the Trust from time to time and which is in the trustee’s possession or under its control as trustee of the Trust (and for greater certainty no other property of any other trust).

IN WITNESS WHEREOF, the parties have executed this Lease as a sealed instrument as of the date above first written.

TENANT CYPRESS BOWL RECREATIONS LIMITED PARTNERSHIP, by its General Partner, Cypress Bowl ULC

By:	/s/ John Kircher
Name:	John Kircher
Title:	President

LANDLORD

R&H US CANADIAN CYPRESS LIMITED

a company incorporated pursuant to the laws of the

Island of Jersey, solely in its capacity as trustee of

CYPRESS JERSEY TRUST, a trust settled

pursuant to the laws of the Island of Jersey

By:	/s/ Jennifer Geddes
Director

/s/ Francis Raffay
Secretary

INDEMNIFIER [solely for Purposes of Section 19.17]

BOYNE USA, INC.

By:	/s/ John Kircher
Name:	John Kircher
Title:	Director

Schedule 1.1A

Buyback Option Agreement